Exhibit 10.1

CREDIT AGREEMENT
Dated as of June 27, 2018
among
DEL FRISCO’S RESTAURANT GROUP, INC.,
as the Borrower,
The Several Lenders from Time to Time Parties Hereto
and
JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent
__________________________________________________
JPMORGAN CHASE BANK, N.A.,
and
CITIZENS BANK, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

i

3.12	Provisions Related to Refinancing Revolving Credit Commitments	82

Section 4.	Fees	82

4.1	Fees	82
4.2	Voluntary Reduction of Revolving Credit Commitments	83
4.3	Mandatory Termination of Commitments	83

Section 5.	Payments	84

5.1	Voluntary Prepayments	84
5.2	Mandatory Prepayments	84
5.3	Method and Place of Payment	87
5.4	Taxes	87
5.5	Computations of Interest and Fees	90
5.6	Limit on Rate of Interest	90

Section 6.	Conditions Precedent to Initial Borrowing	91

6.1	Credit Documents	91
6.2	Collateral	91
6.3	Legal Opinions	92
6.4	Closing Certificates	92
6.5	Authorization of Proceedings of the Borrower and the Guarantors; Organizational Documents	92
6.6	Fees	92
6.7	Representations and Warranties	92
6.8	Solvency Certificate	92
6.9	Patriot Act, FinCEN	92
6.10	Consummation of the Transactions	93
6.11	Notice of Borrowing	93
6.12	Insurance	93
6.13	Financials	93

Section 7.	Conditions Precedent to All Credit Events after the Closing Date	93

7.1	No Default; Representations and Warranties	93
7.2	Notice of Borrowing	94

Section 8.	Representations and Warranties	94

8.1	Corporate Status	94
8.2	Corporate Power and Authority	94
8.3	No Violation	94
8.4	Litigation	95
8.5	Margin Regulations	95
8.6	Governmental Approvals	95
8.7	Investment Company Act	95
8.8	True and Complete Disclosure	95
8.9	Financial Condition	95
8.10	Compliance with Laws	96

8.11	Tax Matters	96
8.12	Compliance with ERISA	96
8.13	Subsidiaries	96
8.14	Intellectual Property	97
8.15	Environmental Laws	97
8.16	Properties	97
8.17	Solvency	97
8.18	[Reserved]	97
8.19	Anti-Money Laundering	97
8.20	Insurance	97
8.21	Perfection, Etc.	97

Section 9.	Affirmative Covenants	98

9.1	Information Covenants	98
9.2	Books, Records, and Inspections	100
9.3	Maintenance of Insurance	101
9.4	Payment of Taxes	101
9.5	Preservation of Existence	101
9.6	Compliance with Statutes, Regulations, Etc.	101
9.7	ERISA	101
9.8	Maintenance of Properties	102
9.9	Additional Guarantors and Grantors	102
9.10	Pledge of Additional Stock and Evidence of Indebtedness	102
9.11	Use of Proceeds	102
9.12	Further Assurances	102
9.13	Maintenance of Ratings	103
9.14	Anti-Corruption, Sanctions	103
9.15	Lines of Business	103
9.16	Maintenance of Material Intellectual Property Rights	103

Section 10.	Negative Covenants	104

10.1	Limitation on Indebtedness	104
10.2	Limitation on Liens	107
10.3	Limitation on Fundamental Changes	108
10.4	Limitation on Sale of Assets	109
10.5	Limitation on Restricted Payments	110
10.6	Limitation on Investments	111
10.7	Limitation on Prepayments of Junior Debt	113
10.8	Limitation on Subsidiary Distributions; Negative Pledge	114
10.9	Consolidated Total Leverage Ratio	115
10.10	[Reserved]	116
10.11	[Reserved]	116
10.12	Accounting Changes	116
10.13	Limitation on Sales and Leasebacks	116
10.14	Transactions with Affiliates	116
10.15	Modifications of Organizational Documents and Junior Debt	117
10.16	Sanctions	117

Section 11.	Events of Default	117

11.1	Payments	117
11.2	Representations, Etc.	117
11.3	Covenants	118
11.4	Default Under Other Agreements	118
11.5	Bankruptcy, Etc.	118
11.6	ERISA	119
11.7	Credit Documents	119
11.8	Guarantee	119
11.9	Pledge Agreement	119
11.10	Security Agreement	119
11.11	Judgments	119
11.12	Change of Control	120
11.13	Remedies Upon Event of Default	120
11.14	Application of Proceeds	120

Section 12.	The Agents	121

12.1	Appointment, Authorization and Action	121
12.2	Administrative Agent’s Reliance, Indemnification, Etc.	123
12.3	Posting of Communications	124
12.4	The Administrative Agent Individually	125
12.5	Successor Administrative Agent	125
12.6	Acknowledgements of Lenders and Letter of Credit Issuer	126
12.7	Collateral and Guarantee Matters	126
12.8	Credit Bidding	127
12.9	Certain ERISA Matters	128
12.10	Indemnification	129
12.11	Withholding Tax	130
12.12	Agents Under Security Documents and Guarantee	130
12.13	Right to Realize on Collateral and Enforce Guarantee	131
12.14	Intercreditor Agreement Governs	131

Section 13.	Miscellaneous	131

13.1	Amendments, Waivers, and Releases	131
13.2	Notices	134
13.3	No Waiver; Cumulative Remedies	135
13.4	Survival of Representations and Warranties	135
13.5	Payment of Expenses; Indemnification	135
13.6	Successors and Assigns; Participations and Assignments	136
13.7	Replacements of Lenders Under Certain Circumstances	140
13.8	Adjustments; Set‑off	141
13.9	Counterparts	142
13.10	Severability	142
13.11	Integration	142
13.12	GOVERNING LAW	142
13.13	Submission to Jurisdiction; Waivers	142
13.14	Acknowledgments	143

13.15	WAIVERS OF JURY TRIAL	143
13.16	Confidentiality	143
13.17	Direct Website Communications	145
13.18	USA PATRIOT Act	146
13.19	Judgment Currency	146
13.20	Payments Set Aside	146
13.21	No Fiduciary Duty	146
13.22	[Reserved]	147
13.23	Cashless Settlement	147
13.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	147

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Unrestricted Subsidiaries
Schedule 1.1(c)	Existing Letters of Credit
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 9.12	Post‑Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.6	Closing Date Investments

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G‑1	Form of Promissory Note (Initial Term Loans)
Exhibit G‑2	Form of Promissory Note (Revolving Credit Loans)
Exhibit I‑1	Form of Non‑Bank Tax Certificate (For Non‑U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑2	Form of Non‑Bank Tax Certificate (For Non‑U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑3	Form of Non‑Bank Tax Certificate (For Non‑U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I‑4	Form of Non‑Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Notice of Borrowing or Continuation or Conversion
Exhibit K‑1	Form of Hedge Bank Designation
Exhibit K‑2	Form of Cash Management Bank Designation
Exhibit L	Form of Compliance Certificate

v

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of June 27, 2018 among DEL FRISCO’S RESTAURANT GROUP, INC. (the “Borrower”), a Delaware corporation, the lenders from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (such terms and each other capitalized term used but not defined in this preamble and the recitals having the meaning provided in Section 1).
WHEREAS, pursuant to that certain Purchase Agreement and Plan of Merger, dated as of May 6, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among the Borrower, Bentley Merger Sub, LLC (“MergerSub”), Barteca Holdings, LLC (the “Company”), RCP Barteca Corp. (the “RCP Blocker”), a Delaware corporation, General Atlantic (BT) Blocker, LLC (together with the RCP Blocker, the “Blockers”), a Delaware limited liability company, the Blocker Sellers (as defined therein) and the Sellers’ Representative (as defined therein), the Borrower will acquire the Blockers, which Blockers, directly or indirectly, hold 100% of the outstanding Capital Stock of the Company (together with the other related transactions contemplated in the Acquisition Agreement to occur on the date of or substantially contemporaneously with the foregoing, the “Acquisition”).
WHEREAS, the Borrower has requested that (i) the Term Loan Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $390,000,000, and (ii) the Revolving Credit Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000 less the aggregate Letters of Credit Outstanding at such time, and (iii) the Letter of Credit Issuer issues standby Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $10,000,000;
WHEREAS, the proceeds of the Initial Term Loans, together with the proceeds of the Revolving Credit Loans made on the Closing Date and/or other cash on hand, will be used (i) to finance the Acquisition (ii) to repay and terminate in full all outstanding indebtedness under (x) that certain Amended and Restated Credit Agreement, dated as of December 15, 2015 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Target Credit Agreement”) by and among Barteca Restaurants, LLC, a Delaware limited liability company, as a borrower and the borrower representative, the other borrowers party thereto, the other loan parties party thereto, the lenders party thereto, Citizens Bank, N.A., as the administrative agent thereunder, and the other agents and arrangers party thereto and (y) that certain Loan Agreement, dated October 15, 2012 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing DFRG Credit Agreement”), by and between the Borrower and JPMorgan Chase Bank, N.A., as the lender, (iii) to pay costs and expenses related to the Acquisition and to the Credit Facilities and (iv) for general corporate purposes; and
WHEREAS, the Lenders and the Letter of Credit Issuer are willing to make available to the Borrower the Credit Facilities upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.Definitions.
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“ABR Loan” shall mean each Loan bearing interest based on the Alternate Base Rate.
“Acquired EBITDAR” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of

Consolidated EBITDAR of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDAR.
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Adjusted LIBOR Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserves; provided that the Adjusted LIBOR Rate shall not be less than 0% per annum.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders in writing; provided that the Administrative Agent’s Office shall be maintained within the United States.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent Parties” and “Agent Party” shall have the meanings provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent and each of the Joint Lead Arrangers and Joint Bookrunners.
“Agreement” shall mean this Credit Agreement.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” mean all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties or any of their Subsidiaries from time to time that prohibit bribery or corruption.
“Anti-Money Laundering Laws” shall mean the Bank Secrecy Act, as amended by the Patriot Act, and any other similar laws or regulations concerning or relating to terrorism financing or money laundering.
“Applicable Margin” shall mean a percentage per annum equal to:
(i)    (1) for LIBOR Loans that are Initial Term Loans, 4.75% per annum and (2) for ABR Loans that are Initial Term Loans, 3.75% per annum; and
(ii)    (1) for LIBOR Loans that are Revolving Credit Loans, 3.50% per annum and (2) for ABR Loans that are Revolving Credit Loans, 2.50% per annum; provided that from and after the delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.1, the Applicable Margin with respect to Revolving Credit Loans shall be subject to adjustment by reference to the Consolidated Total Leverage Ratio set forth in the then most recent Compliance Certificate, to equal the rate per annum corresponding to such Consolidated Total Leverage Ratio in the following table:

Consolidated Total Leverage Ratio	Revolving Credit Facility Applicable Margin (LIBOR Loans)	Revolving Credit Facility Applicable Margin (ABR Loans)
Greater than or equal to 4.00:1.00	3.50%	2.50%
Less than 4.00:1.00 but greater than or equal to 3.50:1.00	3.25%	2.25%
Less than 3.50:1.00 but greater than or equal to 3.00:1.00	3.00%	2.00%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	2.75%	1.75%
Less than 2.50:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Margin for Revolving Credit Loans resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date the most recent Compliance Certificate is delivered pursuant to Section 9.1(c).
Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Refinancing Revolving Credit Commitments, any Refinancing Revolving Credit Loans or any Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment, (b) the Applicable Margin in respect of any Loans made pursuant to any Class of any Incremental Loan Commitments shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Refinancing Indebtedness that would constitute Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant agreement and (d) in the case of any Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined prior to the Termination Date that the Consolidated Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Consolidated Total Leverage Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 has not occurred with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent, and no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at the option of the Required Lenders, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then the Consolidated Total Leverage Ratio shall be deemed to be above 4.00:1.00 for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which such ratio and shall be determined based on the then existing Consolidated Total Leverage Ratio).
“Approved Foreign Bank” shall have the meaning provided in the definition of the term Cash Equivalents.
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“ASU 2016-02” shall have the meaning provided in Section 1.12(f).
“ASC 350” shall mean Financial Accounting Standards Codification Topic 350 – Intangibles‑Goodwill and Other (formerly Financial Accounting Standards Board Statement No. 142).
“ASC 805” shall mean Financial Accounting Standards Codification Topic 805 – Business Combinations (formerly Financial Accounting Standards Board Statement No. 141).
“ASC 815” shall mean Financial Accounting Standards Codification Topic 815 – Derivatives and Hedging (formerly Financing Accounting Standards Board Statement No. 133),
“Asset Sale” shall mean:
(i)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or
(ii)    the issuance or sale of Capital Stock of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:
(a)    any disposition of cash or Cash Equivalents or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;
(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3;

(c)    the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (a) of Section 10.6) that is permitted to be made, and is made, pursuant to Section 10.5 or Section 10.6;
(d)    any disposition of property or assets or issuance of securities by (1) a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary or another Restricted Subsidiary, as the case may be;
(e)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(f)    any issuance, sale or pledge of Capital Stock in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;
(g)    foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);
(h)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;
(i)    (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;
(j)    the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;
(k)    the licensing, cross‑licensing or sublicensing of Intellectual Property or other general intangibles (whether pursuant to Franchise Agreements or otherwise) in the ordinary course of business;
(l)    the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;
(m)    sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(n)    the expiration, lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;
(o)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(p)    dispositions of property to the extent that (1) such property is exchanged for credit (of comparable or greater Fair Market Value as determined in good faith by the Borrower) against the purchase price of similar replacement property that is purchased within 365 days thereof or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 365 days thereof);

(q)    leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;
(r)    dispositions of non‑core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder (including to obtain the approval of any applicable antitrust authority);
(s)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower or any of its Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower; and
(t)    the Sullivan’s Disposition.
“Asset Sale Prepayment Event” shall mean any Asset Sale, subject to the Reinvestment Period allowed in Section 10.4; provided, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $2,500,000 for each individual Asset Sale in any fiscal year of the Borrower and $5,000,000 in aggregate Asset Sales in any fiscal year of the Borrower (the “Prepayment Trigger”), but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Administrative Agent.
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President‑Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person (or its managing member or general partner, as applicable).
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Amount” shall mean, at any time, an amount (which shall not be less than zero) equal to:
(a)    $5,000,000, plus
(b)    50% of Consolidated Net Income of the Borrower (provided that, if Consolidated Net Income shall be negative, such amount shall be deemed to be zero), plus
(c)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower following the Closing Date from the issue or sale of (x) Capital Stock of the Borrower (other than Disqualified Stock) or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Capital Stock of the Borrower or any direct or indirect parent company of the Borrower (other than amounts required to be applied to prepayment of the Loans pursuant to Section 5.2), plus
(d)    100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than Disqualified Stock), plus
(e)    100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made by the Borrower and the Restricted Subsidiaries pursuant to

Section 10.6(s) and repurchases and redemptions of such Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Investments made by the Borrower or the Restricted Subsidiaries pursuant to Section 10.6(s), in each case, after the Closing Date and not in excess of the amount of such original Investment and (B) returns, profits, distributions and similar amounts received by the Borrower or any of its Restricted Subsidiaries on Investments made pursuant to Section 10.6(s) and not in excess of the amount of such original investment or (C) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary after the Closing Date, plus
(f)    (i) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or any merger or consolidation of an Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary after the Closing Date, the Fair Market Value of any Investments made by the Borrower or the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, merger or consolidation and (ii) the Fair Market Value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any Restricted Subsidiary, in each case, made or acquired, as applicable using the Available Amount (not in excess of the amount of such original Investment).
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of, without duplication, (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower Materials” shall have the meaning provided in Section 13.17(b).
“Borrower” shall have the meaning provided in the preamble to this Agreement.
“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Brand-Specific Margin Cap” shall mean (i) in the case of any Restaurants within the Del Frisco’s Double Eagle Steakhouse brand, 34.0%, (ii) in the case of any Restaurants within the Del Frisco’s Grille brand, 32.0%, (iii) in the case of any Restaurants within the Sullivan’s Steakhouse brand, 23.0%, (iv) in the case of any Restaurants within the Barcelona Wine Bar & Restaurant brand, 30.0% and (v) in the case of any Restaurants within the Bartaco brand, 33.0%.
“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized software expenditures, website development costs, website content development costs, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Sections 1.3(a) and 1.12(f).
“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that (a) “cash‑settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock, and (b) a debt instrument convertible into or exchangeable or exercisable for any Capital Stock shall not constitute Capital Stock.
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Sections 1.3(a) and 1.12(f). Any Capitalized Lease Obligation that is not, or, if not in existence on the Closing Date, would not have been, accounted for as Capitalized Lease Obligations under GAAP as of the Closing Date shall not be included in Capitalized Lease Obligations after the Closing Date due to any changes in GAAP or interpretations thereunder or otherwise.
“Cash Collateral” shall have a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer, as collateral for L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support.
“Cash Equivalents” shall mean:
(i)    Dollars,
(ii)    (a) Euro, Pounds Sterling, Yen, Swiss Francs, Canadian Dollars, or any national currency of any member state in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(iv)    certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 (determined at the date of acquisition thereof),
(v)    repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) of this definition entered into with any financial institution meeting the qualifications specified in clause (iv) of this definition (determined at the date of acquisition thereof),
(vi)    commercial paper rated at least “P‑2” by Moody’s (or the equivalent thereof) or at least “A‑2” by S&P (or the equivalent thereof) (determined at the date of acquisition thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and, in each case, maturing within 24 months after the date of creation thereof,
(vii)    marketable short‑term money market and similar securities having a rating of at least “P‑2” from Moody’s (or the equivalent thereof) or “A‑2” from S&P (or the equivalent thereof), respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) (determined at the date of acquisition thereof) and, in each case, maturing within 24 months after the date of creation or acquisition thereof,
(viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (determined at the date of acquisition thereof) with maturities of 24 months or less from the date of acquisition,
(ix)    indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (determined at the date of acquisition thereof) with maturities of 24 months or less from the date of acquisition,
(x)    other Investment Grade Securities,
(xi)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short‑term commercial paper rating from S&P is at least “A‑2” (or the equivalent thereof) or from Moody’s is at least “P‑2” (or the equivalent thereof) (determined at the date of acquisition thereof) (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
(xii)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (x) of this definition of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies (determined at the date of acquisition thereof), and
(xiii)    investment funds investing 90% of their assets in securities of the types described in clauses (i) through (x) of this definition (determined at the date of acquisition thereof).
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
Any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean (i) (a) any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any Restricted Subsidiary, is an Agent or a Lender or an Affiliate of an Agent or a Lender and (b) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date or (ii) any Person that is designated by the Borrower as a “Cash Management Bank” by written notice to the Administrative Agent substantially in the form of Exhibit K‑2 or such other form reasonably acceptable to the Administrative Agent.
“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non‑card e‑payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.
“Cash Rent Adjustment” means rent expenses as determined pursuant to GAAP less rent expense as determined on a cash basis.
“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $2,500,000 for each individual Casualty Event in any fiscal year of the Borrower and $5,000,000 in aggregate Casualty Events in any fiscal year of the Borrower (the “Casualty Prepayment Trigger”), but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).
“Casualty Prepayment Trigger” shall have the meaning provided in the definition of the term Casualty Event.
“CFC” shall mean a direct or indirect Subsidiary of the Borrower that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code for U.S. federal income tax purposes.
“CFC Holding Company” shall mean a direct or indirect Subsidiary of the Borrower (i) substantially all of the assets of which consist of Capital Stock, Stock Equivalents and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes and holds Equity Interests of one or more Foreign Subsidiaries.

“Change in Law” shall mean (i) the adoption of any law, treaty, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) any guideline, request, directive, or order is issued or made after the Closing Date by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law),; provided that (a) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case, pursuant to Basel III shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if (i) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof; or (ii) at any time, a Change of Control (as defined in any agreement governing any Indebtedness described in Section 10.1 with an aggregate principal amount in excess of the Threshold Amount) shall have occurred; provided that, notwithstanding the foregoing, a transaction will not constitute a Change of Control if it is undertaken for the purpose of creating a holding company (the “Parent Entity”) that will be owned in substantially the same proportions by the Persons who held the Borrower’s equity securities immediately prior to the consummation of such transaction (it being understood and agreed that, following any such transaction, the Parent Entity shall constitute the “Borrower” for purposes of this definition). For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such Voting Stock in connection with the transactions contemplated by such agreement.
“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments, Initial Term Loans, Incremental Term Loans, or Refinancing Term Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment.
“Closing Date” shall mean June 27, 2018.
“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor federal Tax statute.
“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents, excluding in all events Excluded Property.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean, until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 9.1, a rate per annum equal to 0.50%. Thereafter, (1) so long as the Consolidated Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1 is greater than or equal to 3.50:1.00, the Commitment Fee Rate shall be 0.50% per annum, (2) if such Consolidated Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1 is less than 3.50:1.00 but greater than or equal to 3.00:1.00, the Commitment Fee Rate shall be 0.45% per annum, (3) if such Consolidated Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1 is less than 3.00:1.00 but greater than or equal to 2.50:1.00, the Commitment Fee Rate shall be 0.40% per annum, or (4) if such Consolidated Total Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 9.1 is less than 2.50:1.00, the Commitment Fee Rate shall be 0.35% per annum. Notwithstanding the foregoing, the Commitment Fee Rate in respect of any Class of Refinancing Indebtedness that would constitute Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment, Revolving Credit Commitment or Incremental Revolving Credit Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17.
“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer or director of the Borrower substantially in the form of Exhibit L delivered pursuant to Section 9.1(c) for the applicable Test Period.
“Confidential Information” shall have the meaning provided in Section 13.16.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated as of May 2018.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including capitalized software expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDAR” shall mean, with respect to any Person for any Test Period, the Consolidated Net Income, of such Person and its Restricted Subsidiaries for such Test Period:
(i)    increased (without duplication) by:
(a)    provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non‑U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such Test Period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income, plus
(b)    Fixed Charges of such Person for such Test Period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non‑cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)    Consolidated Depreciation and Amortization Expense of such Person for such Test Period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus
(d)    any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, merger, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including any refinancing, exchange or repayment thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses (including the fees, expenses and disbursements of appraisers, consultants, advisors, brokers, accountants and counsel), (2) such fees, expenses, or charges related to the execution of the Credit Documents and any other credit facilities or debt issuances, and (3) any amendment, restatement, waiver or other modification of any Credit Document, the Loans hereunder or other Indebtedness (or the documentation related thereto), and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus
(e)    any other non‑cash charges, including any write offs, write downs, expenses, losses, any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory), any impairment charges and expense (including all unit-specific, brand, goodwill or other intangible impairment charges and expense) or other items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non‑cash charges represent an accrual or reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be deducted from Consolidated EBITDAR to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period), plus
(f)    the amount of any net income (loss) attributable to non‑controlling interests in any non‑Wholly-Owned Subsidiary deducted (and not added back) in such Test Period in calculating Consolidated Net Income, plus
(g)    costs of surety bonds incurred in such Test Period in connection with financing activities, plus
(h)    pro forma “run‑rate” cost savings, operating expense reductions, operational improvements and other synergies related to (i) the Transactions that are reasonably identifiable and that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been take or are expected to be taken in the good faith determination of the Borrower within 18 months of the Closing Date and (ii) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction, or related to any restructuring initiative, cost savings initiative or other initiative that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months of the determination to take such action, in each case, net of the amount of actual benefits realized prior to or during such Test Period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements or synergies had been realized on the first day of such Test Period); provided that the aggregate amount added back pursuant to this clause (h) shall not cumulatively exceed 15% of Consolidated EBITDAR for any Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (h) and after giving Pro Forma Effect to any such action or transaction), plus

(i)    any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Stock), plus
(j)    the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its direct or indirect subsidiaries or parent companies in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718 — Compensation – Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123), plus
(k)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus
(l)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDAR in any Test Period solely to the extent that the corresponding non‑cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDAR pursuant to clause (ii) below for any previous Test Period and not added back, plus
(m)    to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursable by a third party pursuant to indemnification or other similar provisions and actually reimbursed and (2) expenses and reimbursements with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, in each case, if not actually reimbursed, so long as the Borrower has a good faith expectation that such amounts will be received within the next four fiscal quarters and only to the extent that such amount is in fact reimbursed within the next four fiscal quarters of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within the next four fiscal quarters), plus
(n)    charges, expenses, and other items described in the Confidential Information Memorandum, plus
(o)    any net pension or other post‑employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior Test Periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715 — Compensation – Retirement Benefits, and any other items of a similar nature, plus
(p)    any Pre-Opening Expenses; provided that the amount added back pursuant to this clause (p) shall not exceed $10,000,000 for any Test Period, plus
(q)    Consolidated Lease Expense of such Person for such Test Period to the extent the same was deducted (and not added back) in computing Consolidated Net Income (but not including any amount of Consolidated Lease Expense determined on a cash basis), plus

(r)    the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses and any implementation of enterprise resource planning and technology initiatives (including any expense relating to the implementation of enhanced accounting or information technology functions)) software and other intellectual property development costs and consulting projects; provided that the aggregate amount added back pursuant to this clause (r) shall not exceed 10.0% of Consolidated EBITDAR for any Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (r)), plus
(s)    the amount of any (i) recruiting, signing, retention and completion bonuses for executive officers and (ii) directors’ fees and reimbursement of actual out-of-pocket expenses of directors, in each case, to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus
(t)    any extraordinary, unusual or non-recurring charges, expenses or losses (including, without limitation, losses on asset sales and litigation fees, costs, settlements, judgments and expenses) to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus,
(u)    costs and expenses associated with Restaurant closings, expansions and consolidations and early lease terminations to the extent the same were deducted (and not added back) in computing Consolidated Net Income; provided that the aggregate amount added back pursuant to this clause (u) shall not exceed $5,000,000 following the Closing Date, plus,
(v)    with respect to any Restaurant that has been open for business for less than eight full fiscal quarters, an amount, determined on a “run rate” basis after taking into account any expected ramp-up period relating to the opening of such Restaurant, equal to the difference (to the extent positive) between projected Consolidated EBITDAR attributable to such Restaurant which is expected to be realized in good faith by the Borrower from such opening (such projected Consolidated EBITDAR expressed as a percentage of the total revenue of such Restaurant, the “Projected EBITDAR Margin”), and any actual Consolidated EBITDAR attributable to such Restaurant as of the date of calculation of the addition under this clause (v), such amounts to be set forth in an officer’s certificate of an Authorized Officer of the Borrower that includes a calculation of such increase; provided that (i) amounts may only be added pursuant to this clause (v) for the Test Period ending at the end of the fiscal quarter during which such Restaurant is opened, and for each of the first four fiscal quarters thereafter (and any subsequent Test Period that includes one or more of such fiscal quarters, in respect of such fiscal quarters) and (ii) the Projected EBITDAR Margin for any such new Restaurant shall not exceed the greater of (x) the applicable Brand-Specific Margin Cap or (y) the actual Consolidated EBITDAR attributable to such Restaurant; provided, further, that the aggregate amount added to Consolidated EBITDAR pursuant to this clause (v) shall not exceed 12.5% of Consolidated EBITDAR for any Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (v)),
(ii)    decreased by (without duplication), non‑cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any non‑cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDAR in any prior Test Period other than non‑cash gains relating to the application of Financial Accounting Standards Codification Topic 840 — Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non‑cash gains are deducted pursuant to this clause (ii) for any previous Test Period and not otherwise added back to Consolidated EBITDAR, Consolidated EBITDAR shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non‑cash gains received in subsequent periods to the extent not already included therein; and,

(iii)    increased or decreased by (without duplication):
(a)    any net gain or loss resulting in such Test Period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and
(b)    any net gain or loss resulting in such Test Period from Hedging Obligations, and the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.
In addition:
(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDAR for any Test Period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,
(ii)    there shall be included in determining Consolidated EBITDAR for any period, without duplication, (1) the Acquired EBITDAR of any Person or business, or attributable to any property, Restaurant, store or other asset acquired by the Borrower or any Restricted Subsidiary during such Test Period (but not the Acquired EBITDAR of any related Person or business or any Acquired EBITDAR attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such Test Period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAR of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such Test Period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAR of such Acquired Entity or Business or Converted Restricted Subsidiary for such Test Period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such Test Period (including the portion thereof occurring prior to such acquisition); and
(iii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDAR for any period the Disposed EBITDAR of any Person, Restaurant, property, store, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such Test Period (each such Person, Restaurant, property, store business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDAR of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDAR of such Sold Entity or Business or Converted Unrestricted Subsidiary for such Test Period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that, (i) notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDAR of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated, and (ii) Consolidated EBITDAR of any Restaurant, property, store or business that is relocated or whose territory is otherwise covered by an existing store or planned to be covered by a new store within one year shall not be excluded pursuant to this paragraph.
“Consolidated Interest Expense” shall mean cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non‑cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non‑cash interest expense attributable to the movement of the mark‑to‑market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one‑time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (e) any payments with respect to make‑whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (f) penalties and interest relating to taxes, (g) accretion or accrual of discounted liabilities not constituting Indebtedness, (h) interest expense attributable to a direct or indirect Parent Entity resulting from push‑down accounting, (i) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (j) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Lease Expense” shall mean, for any period, rent expense as determined pursuant to GAAP, minus, the Cash Rent Adjustment, minus, to the extent included in rent expense as determined pursuant to GAAP, common area maintenance charges, taxes paid and the cost of landlord insurance obtained in connection with site leases.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and on an after‑tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided that, without duplication,
(i)    extraordinary, non‑recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non‑recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non‑recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs, costs related to closure/consolidation of Restaurants, stores and facilities and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post‑retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), shall be excluded,
(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, shall be excluded,
(iii)    any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,
(iv)    any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v)    the Net Income for such period of any Person that is not the Borrower or a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(vi)    effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write‑off of any amounts thereof, net of taxes, shall be excluded,
(vii)    (a) any effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non‑cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non‑cash expense, income, or loss attributable to the movement in mark‑to‑market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,
(viii)    any impairment charge, asset write‑off, or write‑down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long‑Lived Assets (formerly Financial Accounting Standards Board Statement No. 144) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,
(ix)    (a) any non‑cash compensation expense recorded from or in connection with any share‑based compensation arrangements including stock appreciation or similar rights, phantom equity, stock options, restricted stock, capital or profits interests or other rights to officers, directors, managers, or employees and (b) non‑cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
(x)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale or other disposition, issuance, or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non‑recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(xi)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,
(xii)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has a good faith expectation that such amounts will be received within the next four fiscal quarters will in fact be reimbursed by the insurer or indemnifying party within the next four fiscal quarters(with a deduction for any amount so added back to the extent not so reimbursed within the next four fiscal quarters), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,
(xiii)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded, and
(xiv)    any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as at any date of determination, (i) an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of third party Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding Hedging Obligations), plus (ii) an amount equal to six times Consolidated Lease Expense of the Borrower, minus (iii) the amount, if any, of unrestricted cash and Cash Equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in excess of $25,000,000 (it being understood and agreed that cash and Cash Equivalents shall not be restricted as a result of any Lien granted to secure the Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.
“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt on such day to (ii) Consolidated EBITDAR for such Test Period.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contract Consideration” shall have the meaning provided in clause (ii)(j) of the definition of Excess Cash Flow.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDAR.
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDAR.
“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Loans, (b) Permitted Junior Lien Refinancing Loans, (c) Permitted Unsecured Refinancing Loans or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and/or Revolving Credit Loans (or Commitments in respect to Revolving Credit Loans), or any then-existing Credit Agreement Refinancing Indebtedness (such refinanced loans, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier than the maturity date of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors (or become Guarantors substantially concurrently with the incurrence of such Indebtedness), (iv) the other terms and conditions of such Indebtedness shall, as reasonably determined by the Borrower in good faith, (I) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance and (II) not be materially more restrictive (taken as a whole) on the Borrower and its Restricted Subsidiaries than those applicable to the Refinanced Debt (taken as a whole) being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and optional prepayment and redemption terms and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness, and it is understood and agreed that such Credit Agreement Refinancing Indebtedness may include a financial maintenance covenant or other terms for the benefit of such Credit Agreement Refinancing Indebtedness; provided that such financial maintenance covenant or other terms, as the case may be, are added for the benefit of the Credit Facilities hereunder remaining outstanding after the incurrence of such Credit Agreement Refinancing Indebtedness (which shall not, notwithstanding anything to the contrary set forth in Section 13.1, require the consent of the Administrative Agent, the Letter of Credit Issuer or any Lender)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement, and (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Permitted Repricing Amendment, each Refinancing Amendment, the Guarantee, the Security Documents, any Letter of Credit, any promissory notes issued by the Borrower pursuant hereto and any other document expressly designated by the Administrative Agent or a Lender and any Credit Party as a “Credit Document”.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and/or the issuance of a Letter of Credit (and any amendment, renewal or extension that increases the Stated Amount thereof).
“Credit Facility” shall mean each of the Revolving Credit Facility and each Class of Term Loan Commitments and the Term Loans provided thereunder.
“Credit Party” shall mean each of the Borrower and the Guarantors.
“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Sections 10.1(b) and (u)).
“Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.
“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.
“Derivative Counterparty” shall have the meaning provided in Section 13.16.
“Designated Non‑Cash Consideration” shall mean the Fair Market Value of non‑cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non‑Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non‑Cash Consideration. A particular item of Designated Non‑Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.
“Disposed EBITDAR” shall mean, with respect to any Sold Entity or Business or Restaurant or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDAR of such Sold Entity or Business or Restaurant or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDAR were references to such Sold Entity or Business or Restaurant or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Restaurant or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.
“Disqualified Lenders” shall mean any Person (a) identified in writing (i) to the Joint Lead Arrangers by the Borrower (x) prior to May 6, 2018, or (y) on or after May 6, 2018, but prior to the Closing Date and reasonably acceptable to the Joint Lead Arrangers or (ii) identified in writing by the Borrower to the Administrative Agent on or after the Closing Date and reasonably acceptable to the Administrative Agent, (b) who is (directly or through a controlled subsidiary or portfolio company) a competitor of the Borrower its Subsidiaries separately identified in writing by the Borrower to the Joint Lead Arrangers prior to the Closing Date from time to time or, if after the Closing Date, to the Administrative Agent from time to time and (c) any Affiliate of any Person described in clauses (a) or (b) above (other than any such Affiliate that is a bona fide Fund and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly possesses the power to direct or cause the investment policies of such fund, vehicle or entity) that is either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable as an Affiliate solely on the basis of the similarity of such Affiliate’s name. Notwithstanding the foregoing, (x) each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender and (y) any such designation of a Disqualified Lender may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Credit Facility (but no further assignment or participation shall be permitted to be made to such Person).
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.
“Dollars” and “$” shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an

EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Alternate Base Rate floor,” (a) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval of any Governmental Authority given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” shall mean any public or private sale or issuance of Capital Stock of the Borrower or any direct or indirect parent company of the Borrower, other than issuances to any Subsidiary of the Borrower.

“Equity Offering Prepayment Event” shall mean any Equity Offering of the Borrower at any time when, after giving effect to such Equity Offering on a Pro Forma Basis, the Consolidated Total Leverage Ratio is greater than or equal to 4.00:1.00.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 4001(a)(14) of ERISA or Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non‑exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:
(i)    the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:
(a)    Consolidated Net Income for such period,
(b)    an amount equal to the amount of all non‑cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(c)    an amount equal to the aggregate net non‑cash loss on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,
(d)    cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,
(e)    increases in current and non‑current deferred revenue (to the extent deducted or not included in arriving at such Consolidated Net Income, and
(f)    extraordinary gains;
over (ii) the sum, without duplication, of:
(a)    an amount equal to the amount of all non‑cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,
(b)    without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed (directly or indirectly) with the proceeds of long‑term Indebtedness of the Borrower or the Restricted Subsidiaries, other than intercompany loans (unless such Indebtedness has been repaid, other than with the proceeds of long‑term Indebtedness, other than intercompany loans),
(c)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans (and any other revolving loans), except, in each case, to the extent that there is an equivalent permanent reduction in commitments thereunder made during such period, except to the extent financed with the proceeds of other long‑term Indebtedness of the Borrower or the Restricted Subsidiaries, other than intercompany loans,
(d)    an amount equal to the aggregate net non‑cash gain on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(e)    payments in cash by the Borrower and the Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn‑out obligations, and long‑term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,
(f)    the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions, but excluding investments in cash or Cash Equivalents and Investments in any Restricted Subsidiary) made during such period pursuant to Section 10.6 to the extent that such Investments were not financed with the proceeds received from (1) the issuance or incurrence of long‑term Indebtedness, other than intercompany loans or (2) the issuance of Capital Stock,
(g)    the amount of dividends paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from (1) the issuance or incurrence of long‑term Indebtedness, other than intercompany loans or (2) the issuance of Capital Stock,
(h)    the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,
(i)    the aggregate amount of any premium, make‑whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,
(j)    without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or other Investments), Capital Expenditures, or acquisitions of Intellectual Property or other assets to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long‑term Indebtedness, other than intercompany loans or (B) the issuance of Capital Stock); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or other Investments), Capital Expenditures, or acquisitions of Intellectual Property or other assets during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,
(k)    the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,
(l)    cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; and
(m)    extraordinary losses.
“Excluded Property” shall have the meaning set forth in the Security Agreement.
“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock or Stock Equivalents of any (a) CFC or (b) CFC Holding Company, (1) any Capital Stock that is voting Capital Stock or Stock Equivalents of any class of such CFC or CFC Holding Company directly held by a Credit Party in excess of 65% of total combined voting power of all classes of voting stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such CFC or CFC Holding Company, as applicable and (2) any Capital Stock that is voting Capital Stock or any Stock Equivalents of any class of such CFC or CFC Holding Company not directly held by a Credit Party, (iii) any Capital Stock or Stock Equivalents of any direct or indirect Subsidiary of a CFC or CFC Holding Company, (iv) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (v) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by Section 10.2(d) or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a

Wholly‑Owned Subsidiary of the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary anti‑assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly‑Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly‑Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary anti-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (vi) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Capital Stock or Stock Equivalents that are margin stock (or convertible into, or exchangeable for, margin stock), and (viii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary or is an Unrestricted Subsidiary, a captive insurance Subsidiary, not‑for‑profit Subsidiary, an SPV or any special purpose entity.
“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Closing Date by reference to the Historical Financial Statements or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Closing Date by reference to the most recently delivered Section 9.1 Financials)) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly‑Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non‑Wholly‑Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any direct or indirect Subsidiary of a CFC, (v) any Foreign Subsidiary or CFC Holding Company, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect, but only, in the case of any Contractual Requirement, to the extent such restriction was not entered into in contemplation of such Subsidiary constituting an Excluded Subsidiary), (vii) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost, burden or other consequences (including adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (viii) each Unrestricted Subsidiary, (ix) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (x) each SPV, Subsidiary that has entered into any securitization facility nor prohibited hereunder, not‑for‑profit Subsidiary and captive insurance company.
“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Credit Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Credit Document (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(e) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement Refinancing” shall mean repayment and termination in full of all Indebtedness under the Existing DFRG Credit Agreement and the Existing Target Credit Agreement (with the exception of obligations relating to each applicable Existing Letter of Credit issued thereunder).
“Existing DFRG Credit Agreement” shall have the meaning provided in the recitals to this Agreement.
“Existing Letter of Credit” shall mean any letter of credit issued prior to the Closing Date that (i) will remain outstanding on and after the Closing Date and (ii) is listed on Schedule 1.1(c) hereto.
“Existing Target Credit Agreement” shall have the meaning provided in the recitals to this Agreement.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreements implementing the foregoing, and any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
“Financial Covenant” shall have the meaning provided in Section 10.9.
“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:
(i)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period,

(ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person made during such period, and
(iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Foreign Benefit Arrangement” shall mean any employee benefit arrangement (other than a Foreign Plan) mandated by non‑U.S. law that is maintained by any Credit Party or any of its Subsidiaries.
“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.
“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if otherwise required, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered by any Credit Party or its Subsidiaries; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary or is, directly or indirectly, a Subsidiary of a Foreign Subsidiary.
“Franchise Agreement” shall mean each franchise agreement (if any) related to a Restaurant pursuant to which any Borrower or any Restricted Subsidiary franchises one or more Restaurants, as the same may from time to time be amended, supplemented, restated or otherwise modified.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course of its business for financial investment purposes.
“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing

Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations, including Sections 1.3(a) and 1.12(f).
“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Guarantee” shall mean (i) the Guarantee made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.
“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean, subject to Section 12.7, (i) each Subsidiary of the Borrower that is party to the Guarantee on the Closing Date and (ii) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10 or otherwise, in each case, unless and until such Person ceases to be a Guarantor in a transaction not prohibited by the Credit Documents; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, wastes, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar meaning and regulatory effect, under any Environmental Law; and (iii) any other chemical, material, waste, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement with any Borrower or any Restricted Subsidiary, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date and (ii) any other Person that is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent substantially in the form of Exhibit K‑1 or such other form reasonably acceptable to the Administrative Agent and the Borrower.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Historical Financial Statements” shall mean (i) the audited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended January 2, 2018, January 3, 2017, and December 29, 2015, and the related statements of operations and cash flows for the respective years then ended, (ii) the audited consolidated financial statements consisting of the balance sheet of the Borrower and its subsidiaries on a consolidated basis for the fiscal years ended December 26, 2017, December 27, 2016, and December 29, 2015, and the related statements of operations and cash flows for the respective years then ended, (iii) the unaudited consolidated balance sheet and related statement of operations and cash flows of the Company and its subsidiaries for the fiscal quarter of the Company ended on March 27, 2018, and (iv) the unaudited consolidated balance sheet and related statement of operations and cash flows of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower ended April 3, 2018.
“ICC” shall have the meaning given to such term in the definition of UCP.
“IFRS” shall have the meaning given to such term in the definition of GAAP.
“Impacted Loans” shall have the meaning provided in Section 2.10(a).
“Increased Amount Date” shall mean, with respect to any Incremental Loan Commitments, the date on which such Incremental Loan Commitments shall be effective.
“Incremental Lenders” shall have the meaning provided in Section 2.14(a).
“Incremental Loan Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Lender” shall have the meaning provided in Section 2.14(b).
“Incremental Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ Incremental Revolving Credit Commitments matures.
“Incremental Revolving Credit Repayment Amount” shall have the meaning provided in Section 2.5(c).
“Incremental Revolving Credit Repayment Date” shall have the meaning provided in Section 2.5(c).

“Incremental Term Loan” shall have the meaning provided in Section 2.14(c).
“Incremental Term Loan Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(a).
“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures.
“Incremental Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).
“Incremental Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).
“incur” shall have the meaning provided in Section 10.1.
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within three Business Days of such drawing, (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of this definition of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, (iii) to the extent not otherwise included, all obligations of such Person in respect of Disqualified Stock and (iv) to the extent not otherwise included, the obligations of the type referred to in clause (i) of this definition of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) prepaid or deferred revenue arising in the ordinary course of business, (3) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (4) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (5) any earn‑out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (6) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (7) accrued expenses and royalties, (8) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days, (9) trade accounts payable and accrued obligations incurred in the ordinary course of business, (10) the financing of insurance premiums and (11) any such obligations payable solely through the issuance of Capital Stock. The amount of Indebtedness of any Person for purposes of clause (iv) of this definition shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries, shall exclude all intercompany Indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business consistent with past practice.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a).
“Indemnified Person” shall have the meaning provided in Section 13.5(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Revolving Credit Commitments” shall have the meaning provided in the definition of the term Revolving Credit Commitment.
“Initial Term Loan” shall have the meaning provided in Section 2.1(a).
“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $390,000,000.
“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.
“Initial Term Loan Maturity Date” shall mean June 27, 2025 or, if such date is not a Business Day, the immediately preceding Business Day.
“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).
“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean U.S. intellectual property, including all (i) (a) patents, inventions, designs, processes, developments, technology, and know‑how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, or proprietary information, including customer lists; and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations‑in‑part, divisionals, re‑issues, re‑examinations, or similar legal protections related to the foregoing.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business consistent with past practices.
For purposes of the definition of Unrestricted Subsidiary and Section 10.6,
(i)    Investments shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; and
(ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash and/or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent thereof) by Moody’s and BBB‑ (or the equivalent thereof) by S&P, or an equivalent rating by any other rating agency.
“Investment Grade Securities” shall mean:
(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(ii)    debt securities or debt instruments with an Investment Grade Rating (determined at the date of acquisition thereof), but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,
(iii)    investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) (determined at the date of acquisition thereof) which fund may also hold cash pending investment or distribution, and
(iv)    corresponding instruments in countries other than the United States customarily utilized for high‑quality investments.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” as published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A, which may include additional provisions to ensure fungibility of the Loans and to provide for mechanics for borrowings in currencies other than Dollars.
“Joint Bookrunners” shall mean JPMorgan Chase Bank, N.A. and Citizens Bank, National Association.
“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, N.A. and Citizens Bank, National Association.
“judgment currency” shall have the meaning provided in Section 13.19.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) in respect of (i) Subordinated Indebtedness or (ii) Indebtedness that is secured on a junior basis to the Loans securing the Obligations.
“Junior Debt Documentation” shall mean any documentation governing any Junior Debt.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Administrative Agent and applicable Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“L/C Sublimit” shall mean $10,000,000.
“Latest Maturity Date” shall mean, at any date of determination, the later of the Latest Term Loan Maturity Date or the Latest Revolving Credit Maturity Date.
“Latest Revolving Credit Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Revolving Credit Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Revolving Credit Commitments or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.
“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity of any Refinancing Term Loan, in each case as extended in accordance with this Agreement from time to time.
“LCT Election” shall have the meaning provided in Section 1.12(b).
“LCT Test Date” shall have the meaning provided in Section 1.12(b).
“Lender” or “Lenders” shall have the meanings provided in the preamble to this Agreement; provided that any such Person shall cease to be a Lender hereunder if such Person ceases to hold any Loans and any Commitments hereunder.
“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm, within three Business Days after written request by the Administrative Agent or the Borrower, in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations under this Agreement (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender‑Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action; provided that no Lender Default shall occur solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender‑Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender‑Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Letter of Credit” shall mean each letter of credit issued (or, in the case of any Existing Letter of Credit, deemed to be issued) pursuant to Section 3.1.
“Letter of Credit Commitment” shall mean, as to any Lender, the obligation of such Person to issue Letters of Credit pursuant to Section 3 in an aggregate amount at any time not to exceed (x) as of the Closing Date and until such time as all Existing Letters of Credit are permanently terminated or cancelled, the amount set forth under the heading “Initial Letter of Credit Commitments” opposite such Person’s name on Schedule 1.1(a) and (y) thereafter, the amount set forth under the heading “Final Letter of Credit Commitments” opposite such Person’s name on Schedule 1.1(a), or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof, including pursuant to Section 3.1.
“Letter of Credit Expiration Date” shall mean the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the aggregate Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean (a) with respect to each Existing Letter of Credit, Citizens Bank, National Association, in its capacity as issuer of the Existing Letters of Credit, together with its successors and assigns in such capacity, until such time as the Existing Letters of Credit are permanently terminated or cancelled and (b) with respect to all other Letters of Credit, JPMorgan Chase Bank, N.A. (and, to the extent agreed to by the Administrative Agent and the Borrower (such agreement not to be unreasonably withheld or delayed) any of its Affiliates or branches or designees) and any replacement, additional issuer, or successor pursuant to Section 3.6. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit M or another form which is acceptable to the Letter of Credit Issuer in its reasonable discretion.
“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“LIBOR” shall have the meaning provided in the definition of the term LIBOR Rate.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
“LIBOR Rate” shall mean, with respect to any Borrowings of LIBOR Loans for any applicable currency and for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBOR Rate shall be the Interpolated Rate; provided, further that, if the LIBOR Screen Rate and the Interpolated Rate are not available, the LIBOR Rate shall be determined by reference to such rate as the Administrative Agent and the Borrower mutually agree to be effectively equivalent to the LIBOR Screen Rate; provided, that the Administrative Agent shall notify the Lenders of such agreed upon successor reference rate, and, if the Required Lenders shall not have objected in writing to such successor reference rate within five Business Days of such notice, then the Required Lenders shall be deemed to have consented to the effectiveness of such successor reference rate, and it shall become effective hereunder.
“LIBOR Screen Rate” shall mean, for any day and time, with respect to any Borrowings of LIBOR Loans for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars or the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub‑license or cross‑license to Intellectual Property be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean any transaction by one or more of the Borrower and its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Revolving Loan, Term Loan or any other loan made by any Lender pursuant to this Agreement.
“Master Agreement” shall have the meaning provided in the definition of the term Hedge Agreements.
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.
“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xii) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.00% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.00% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable. For purposes of this definition, for periods prior to the first delivery of Section 9.1 Financials, Consolidated Total Assets and revenues shall be calculated on a Pro Forma Basis, including, without limitation, to give effect to the Acquisition.
“Maturity Date” shall mean the Revolving Credit Maturity Date, the Incremental Revolving Credit Maturity Date, the maturity date of any Refinancing Revolving Credit Commitments, the Initial Term Loan Maturity Date, the Incremental Term Loan Maturity Date or the maturity date of any Refinancing Term Loans, as applicable.
“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (i) $25,000,000 plus (ii) subject to the Borrower’s right to make an LCT Election with respect to any Limited Condition Transaction, in which case, Section 1.12(b) shall apply, an amount such that, after giving effect to the incurrence of such amount the Borrower would be in compliance, on a Pro Forma Basis, with a Consolidated Total Leverage Ratio not in excess of 4.00:1.00 (such calculation to be made (I) assuming in the case of any Incremental Revolving Credit Commitments, that the full amount thereof is to be drawn and (II) excluding any Incremental Loan Commitments incurred on such date in pursuant to clause (i) of this definition) minus (iii) the sum of (a) the aggregate principal amount of Incremental Loan Commitments (other than any unfunded Incremental Term Loan Commitments that have been terminated) incurred pursuant to Section 2.14(a) in reliance on clause (i) of this definition prior to such date, and (b) the aggregate principal amount of Permitted Other Indebtedness issued pursuant to Section 10.1(v)(i) in reliance on clause (i) of this definition prior to such date (it being understood that, at the election of the Borrower, any Incremental Loan Commitments shall be deemed incurred pursuant to clause (ii) of this definition (to the extent compliant therewith)).
“MFN Protection” shall have the meaning set forth in the proviso to Section 2.14(e)(v).
“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of LIBOR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided following an Event of Default and the acceleration of all outstanding Obligations hereunder, an amount equal to 101% of the outstanding amount of all L/C Obligations.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of:
(a)    the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of its Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,
(b)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of its Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
(c)    the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,
(d)    in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);
(e)    in the case of any Asset Sale Prepayment Event or Casualty Event by a non‑Wholly‑Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non‑controlling interests and not available for distribution to or for the account of the Borrower or a Wholly‑Owned Restricted Subsidiary as a result thereof;

(f)    in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and
(g)    all fees and out‑of‑pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Non‑Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Credit Party Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).
“Non‑Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non‑Extension Notice Date” shall have the meaning provided in Section 3.2(d).
“Non‑U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“NYFRB” shall mean the Federal Reserve Bank of New York.
“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan, or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“Organizational Document” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (including any unanimous shareholder declaration or agreement applicable to such corporation), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).
“Overnight Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Borrowings of LIBOR Loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” shall have the meaning provided in the definition of Change of Control.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Patriot Act” shall have the meaning provided in Section 13.18.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Perfection Certificate” shall have the meaning provided in Section 6.2(e).
“Permitted Acquisition” shall have the meaning provided in Section 10.6(c)(ii).
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that such assets purchased or received in such an exchange (taking into account any cash or Cash Equivalents exchanged in such transaction) are of comparable or greater Fair Market Value or usefulness to the business of the Borrower or any of its Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower; provided further that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.
“Permitted First Priority Refinancing Debt” shall mean any Permitted First Priority Refinancing Loans and any Permitted First Priority Refinancing Notes.
“Permitted First Priority Refinancing Loans” shall mean any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower and/or the Guarantors in the form of one or more additional tranches of loans under this Agreement; provided that such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral.
“Permitted First Priority Refinancing Notes” shall mean any Permitted Other Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction) and (ii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Investment” shall have the meaning provided in Section 10.6.
“Permitted Junior Financing” shall mean any issuance of preferred equity of the Borrower or any Restricted Subsidiary or incurrence of unsecured Indebtedness of the Borrower or any Restricted Subsidiary, as the case may be, after the Closing Date in an aggregate principal amount not to exceed $125,000,000; provided that, in the case of any Indebtedness incurred in respect of a Permitted Junior Financing, (i) any interest payable on such Indebtedness is paid-in-kind, (ii) such Indebtedness does not mature prior to the Latest Maturity Date and (iii) such indebtedness is not subject to any financial maintenance covenant.
“Permitted Junior Lien Refinancing Debt” shall mean any Permitted Junior Lien Refinancing Loans and any Permitted Junior Lien Refinancing Notes.
“Permitted Junior Lien Refinancing Loans” shall mean any Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of junior lien secured loans under this Agreement; provided that (i) notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations, and the obligations in respect of any Permitted First Priority Refinancing Debt are not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction), and (ii) such Indebtedness shall be subject to a customary intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent.
“Permitted Junior Lien Refinancing Notes” shall mean any Permitted Other Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the Guarantors in the form of one or more series of junior lien secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction), (ii) such Indebtedness shall be subject to a customary intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent and (iii)

such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Lien Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens” shall mean, with respect to any Person:
(i)    Liens for taxes, assessments or other governmental charges or levies not yet due (or not delinquent) or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(ii)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(iii)    operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;
(iv)    any Liens reserved in leases for rent or royalties and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or any of its Restricted Subsidiaries or materially impair the value of such property subject thereto;
(v)    encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other property of the Borrower or any of its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions, encroachments and deficiencies in title of any rights of way or other property which in the aggregate do not materially impair the use of such rights of way or other property for the purposes of which such rights of way and other property are held by the Borrower or any of its Restricted Subsidiaries or materially impair the value of such property subject thereto;
(vi)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 11.5 or Section 11.11;
(vii)    Liens (other than any Lien imposed by ERISA) (x) imposed by Governmental Authority or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (A) with respect to clauses (x), (y) and (z) of this clause (viii), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (B) to the extent such Liens are not imposed by Governmental Authority, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(viii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Restricted Subsidiary;
(ix)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(x)    licenses of Intellectual Property granted by any Restricted Subsidiary in the ordinary course of business;
(xi)    the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
(xii)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;
(xiii)    Liens (x) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.6 to be applied against the purchase price for such Investment and (y) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 10.4, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(xiv)    Liens (a) of a collection bank arising under Section 4‑210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set‑off) and which are within the general parameters customary in the banking or finance industry;
(xv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xvi)    Liens (a) solely on any cash earnest money deposits made by Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(xvii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(xviii)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(xix)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(xx)    (a) Liens on Capital Stock in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Capital Stock held by the Borrower or any Restricted Subsidiary in joint ventures;
(xxi)    Liens on cash and/or Cash Equivalents and the account in which such cash and Cash Equivalents are held that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged (or any agent or trustee or other representative for such Person or Persons), (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and the cash and/or Cash Equivalents held therein and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee or other representative for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is not prohibited hereunder;
(xxii)    other Liens and privileges arising mandatorily by any Requirements of Law; and
(xxiii)    Liens on cash or Cash Equivalents securing Hedge Agreements in the ordinary course of business.
“Permitted Other Debt Conditions” shall mean that such applicable Indebtedness (i) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors (or become Guarantors substantially concurrently with the incurrence thereof), (ii) does not (x) mature or (y) have scheduled amortization payments of principal or payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale provisions, change of control offers or event of default that provide for the prior repayment in full of such Indebtedness) that could result in prepayments or redemptions of such Indebtedness, in each case, on or prior to the date that is 91 days after Latest Term Loan Maturity Date at the time such Indebtedness is incurred and (iii) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Loans being refinanced by such Indebtedness (except by virtue of amortization or prepayment of the refinanced Indebtedness prior to the time of such incurrence).
“Permitted Other Indebtedness” shall mean any Permitted First Priority Refinancing Notes, any Permitted Junior Lien Refinancing Notes and any Permitted Unsecured Refinancing Notes.
“Permitted Repricing Amendment” shall have the meaning provided in Section 13.1.
“Permitted Unsecured Refinancing Debt” shall mean any Permitted Unsecured Refinancing Loans and any Permitted Unsecured Refinancing Notes.
“Permitted Unsecured Refinancing Loans” shall mean any Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured loans under this Agreement.
“Permitted Unsecured Refinancing Notes” shall mean any Permitted Other Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that such Indebtedness meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefore.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Plan” shall mean, other than any Multiemployer Plan, any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, with respect to any such plan that is that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Assets Regulations” shall mean the U.S. Department of Labor regulations at 29 C.F.R. § 2510.3-101, et seq. (and any successor regulations), as modified by Section 3(42) of ERISA.
“Planned Expenditures” shall have the meaning provided in the definition of the term Excess Cash Flow.
“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Pledge Agreement entered into by the Credit Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Post‑Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
“Pre-Opening Expenses” shall mean all cash expenses incurred in preparation of a Restaurant opening, to the extent not capitalized and amortized in accordance with GAAP.
“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, Equity Offering Prepayment Event or any Sale Leaseback permitted pursuant to Section 10.13.
“Prepayment Trigger” shall have the meaning provided in the definition of the term Asset Sale Prepayment Event.
“primary obligation” shall have the meaning provided such term in the definition of Contingent Obligations.
“primary obligor” shall have the meaning provided in the definition of Contingent Obligations.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post‑Acquisition Period, with respect to the Acquired EBITDAR of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDAR of the Borrower, the pro forma increase or decrease in such Acquired EBITDAR or such Consolidated EBITDAR, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post‑Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post‑Acquisition Period, in each case, in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000; and (b) so long as such actions are taken during such Post‑Acquisition Period or such costs are incurred during such Post‑Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDAR or such Consolidated EBITDAR, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such

Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDAR or such Consolidated EBITDAR, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDAR, such Consolidated EBITDAR or Section 1.12, as the case may be, for such Test Period.
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction or the Acquisition, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of the Acquisition or a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) other than as set forth in the definition of Maximum Incremental Facilities Amount, any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDAR and give effect to operating expense reductions and operating enhancements that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower or any of the Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Entity” shall have the meaning provided such term in the definition of Acquired EBITDAR.
“Pro Forma Financial Statements” shall mean a pro forma consolidated balance sheet and related statements of operations and cash flows of the Borrower as of and for the four-fiscal quarter period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Projected EBITDAR Margin” shall have the meaning provided in the definition of the term Consolidated EBITDAR.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Real Estate” shall have the meaning provided in Section 9.1(e).
“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, or (c) any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document.
“refinance” shall have the meaning provided in Section 10.1(l).
“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loan Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(l).
“Refinancing Revolving Credit Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.
“Refinancing Revolving Credit Loans” shall mean one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.
“Refinancing Term Loan Commitments” shall mean one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans pursuant to a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Reinvestment Period” shall mean 365 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Sale Leaseback permitted pursuant to Section 10.13.
“Rejection Notice” shall have the meaning provided in Section 5.2(f).
“Related Business Assets” shall mean assets (including Restaurants or Restaurant locations and other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into or migration through the environment.
“Repayment Amount” shall mean the Initial Term Loan Repayment Amount or a Incremental Term Loan Repayment Amount, as applicable.
“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.
“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness (a) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (ii) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver, assignment or otherwise (including any mandatory assignment with respect to any Non-Consenting Lender with respect to such Repricing Transaction)), in each case, other than in connection with a Change of Control or Transformative Acquisition; provided that any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.
“Required Lenders” shall mean, at any date, (a) Non‑Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date, (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date or (c) if there are two or three Lenders on such date, at least two unaffiliated Lenders.
“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).
“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.
“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restaurant Location” shall mean, with respect to any Restaurant, the real property upon which such Restaurant is located.
“Restaurants” shall mean any restaurant owned and operated by Borrower or any of its Restricted Subsidiaries on the Closing Date, and any other such restaurants in which Borrower or any of its Restricted Subsidiaries acquires an interest and operates after the Closing Date.
“Restricted Payments” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Capital Stock in the Borrower or any Restricted Subsidiary.
“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $50,000,000 on the Closing Date (the “Initial Revolving Credit Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate principal amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or Incremental Revolving Credit Commitment at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).
“Revolving Credit Maturity Date” shall mean June 27, 2023 or, if such date is not a Business Day, the immediately preceding Business Day.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated.
“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan and/or (ii) Refinancing Revolving Credit Loan, in each case, made pursuant to and in accordance with the terms and conditions of this Agreement.
“S&P” shall mean S&P Global Ratings or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive economic Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person majority owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of the United States (including without limitation, the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union (or its member states), Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the Compliance Certificate delivered, or required to be delivered, pursuant to Section 9.1(c).
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”. Notwithstanding anything to the contrary, a Hedge Agreement entered into by a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary (but not any Hedge Agreement entered into after the date of such designation), unless otherwise agreed between such Restricted Subsidiary and Hedge Bank.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Parties” shall mean the Administrative Agent, the Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with any Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub‑agent pursuant to Section 12 appointed by the Administrative Agent (in the case of any sub-agent, solely to the extent such sub-agent is acting on behalf of the Administrative Agent under the Credit Documents).
“Securities Act” shall mean Securities Act of 1933, as amended.
“Securities Exchange Act” shall mean Securities Exchange Act of 1934, as amended.
“Security Agreement” shall mean the Security Agreement entered into by the Credit Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.
“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.11, or

9.12 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.
“Similar Business” shall mean any business of the type conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is an extension thereof or otherwise similar, reasonably related, synergistic, incidental, or ancillary or to any of the foregoing and/or any business tied to non-core assets acquired in connection with any Permitted Acquisition or Permitted Investment.
“Sold Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDAR.
“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the present debt and liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value or the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount of that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, as they become absolute and matured, taking into account refinancing alternatives; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, as contemplated as of the date hereof and as proposed to be conducted following the Closing Date; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
“Specified Acquisition Agreement Representations” means the representations and warranties made by the Sellers’ Representative (as defined in the Acquisition Agreement) or the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate the Borrower’s (or such Affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties, in each case, without incurring any liability for any termination payment.
“Specified Representations” shall means those representations and warranties in Sections 8.1 (solely with respect to the Credit Parties), 8.2, 8.3(c) (solely with respect to the Organizational Documents of the Credit Parties), 8.5, 8.7, 8.10(b), 8.17 and 8.21.
“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, Incremental Revolving Credit Commitment or other event or action that, in each case, by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Sullivan’s Disposition” shall mean any sale, transfer or other disposition of the Sullivan’s Steakhouse brand and/or the Restaurants and other assets related thereto, including, without limitation, pursuant to a sale, transfer or other disposition of any Subsidiaries of the Borrower that own or operate such assets.
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, Incremental Term Loan Commitment and/or Refinancing Term Loan Commitment.
“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.
“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans and any Refinancing Term Loans, collectively.
“Termination Date” shall have the meaning provided in Section 9.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).
“Threshold Amount” shall mean $10,000,000 or, solely for purposes of Section 9.1(f), $1,000,000.
“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date), (ii) the Total Term Loan Commitment at such date, and (iii) without duplication of clause (ii) of this definition, the aggregate outstanding principal amount of all Term Loans at such date.
“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.
“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.
“Total Term Loan Commitment” shall mean the sum of (i) the Initial Term Loan Commitments and (ii) the Incremental Term Loan Commitments, if applicable, of all the Lenders.
“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrower or any of its Affiliates in connection with the Transactions (including pursuant to the Acquisition Agreement), this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Acquisition, the Existing Credit Agreement Refinancing and the consummation of any other transaction in connection with the foregoing.
“Transferee” shall have the meaning provided in Section 13.6(e).
“Transformative Acquisition” shall mean any acquisition or Investment by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Undisclosed Administration” shall mean in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any

successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.
The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:
(a)    such designation complies with Section 10.5 and 10.6;
(b)    at the time of and immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing;
(c)    the Borrower is in compliance on a Pro Forma Basis with a Consolidated Total Leverage Ratio not in excess of 4.00:1.00; and
(d)    after giving effect to such designation, all Unrestricted Subsidiaries comprise, in the aggregate, no more than 5.0% of (x) Consolidated Total Assets or (y) Consolidated EBITDAR at the time of designation.
The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing
Any such designation, other than on the Closing Date, by the Borrower shall be notified by the Borrower to the Administrative Agent by written notice of such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.
The Subsidiaries that are Unrestricted Subsidiaries as of the Closing Date are listed on Schedule 1.1(b) hereto.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly‑Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly‑Owned Subsidiaries of such Person.

“Wholly‑Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly‑Owned Subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof shall mean the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
1.3    Accounting Terms.
(a)    Except as expressly provided herein, (i) all accounting terms not defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP and (ii) compliance with any test or covenant contained in this Agreement shall be made in reference to the Borrower and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, for all purposes herein, (x) no effect shall be given to any change in GAAP arising out of the change described in the ASU 2016-02 or any subsequent supplements or amendments thereto and (y) any customary real property leases entered into with landlords, including with respect to Restaurants, whether classified as a build-to-suit lease or otherwise, shall not constitute Capital Leases and the obligations thereunder shall not constitute Capitalized Lease Obligations, but shall be included in the calculation of Consolidated Lease Expense as if such obligations were owed in respect of an operating lease.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.
1.4    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 2.14, Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 2.14 or Section 10 with respect to the amount of any Indebtedness, Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or after such Asset Sale or Restricted Payment is made (or, in the case of a Limited Condition Transaction with respect to which the Borrower has made an LCT Election, at the time of the definitive agreement with respect thereto is entered into); provided that the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.
1.7    Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9    Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.11    Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, then such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.
1.12    Pro Forma and Other Calculations.
(a)    For purposes of calculating Consolidated Total Leverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDAR resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Total Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
(b)    Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, without duplication, cost savings, and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. In connection with the incurrence of any Indebtedness under Section 2.14, the definitions of Required Lenders, Required Revolving Credit Lenders and Required Term Loan Lenders shall be calculated on a Pro Forma Basis in accordance with this Section 1.12, Section 2.14 and the definition of Maximum Incremental Facilities Amount.
In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Total Leverage Ratio;
(ii)    determining the accuracy of representations and warranties in Section 8, the permissibility of such Limited Condition Transaction under Section 10 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or
(iii)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDAR or Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, without any such representation or warrantee being inaccurate in all material respects (or, if required, in all respects) on the applicable date and without the occurrence of any Default or Event of Default, such ratio or basket shall be deemed to have been complied with, and any requirements to bring down any representations and warranties, to satisfy any covenant and/or for the absence of any Default or Event of Default shall be deemed to have been complied with. If the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDAR of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the consolidated total assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
(c)    Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDAR attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(d)    Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.
(e)    Except as otherwise specifically provided herein, all computations of Excess Cash Flow, Consolidated Total Assets, Available Amount, Consolidated Total Leverage Ratio, Maximum Incremental Facilities Amount and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with Section 10.9 shall be calculated, in each case, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis.
(f)    All leases of any Person that are or would have been characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such leases were in effect on such date) shall be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases, and any determination of whether a lease is a Capital Lease or an operating lease shall exclude the effect of the adoption of Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board (“ASU 2016-02”) or any related promulgation or accounting standards such that “Capital Leases” shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02 or any related promulgation or accounting standard, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, without giving effect thereto. All Capital Leases that were assumed by the Borrower or a Restricted Subsidiary in connection with the Acquisition or any Permitted Acquisition or other Investment or were in existence at the time any Person became a Restricted Subsidiary as a result of the Acquisition or a Permitted Acquisition or other Investment (and not, in each case, incurred or created in contemplation of the Acquisition or Permitted Acquisition or other Investment) shall be treated as operating leases for the purpose of calculating Consolidated EBITDAR, Consolidated Total Leverage Ratio or any other financial definition or ratio in any Credit Document. Any customary real property leases entered into with landlords, including with respect to Restaurants, whether classified as a build-to-suit lease or otherwise, shall be treated as operating leases for the purpose of calculating Consolidated EBITDAR, Consolidated Total Leverage Ratio or any other financial definition or ratio in any Credit Document.
Section 2.    Amount and Terms of Credit.
2.1    Commitments.
(a)    Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and in the aggregate shall not exceed the Total Initial Term Loan Commitment. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type and (ii) may be repaid or prepaid (without premium or penalty other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.
(b)    Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to and excluding the Business Day preceding the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class and (F) made on the Closing Date shall not exceed $5,000,000.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowing. The aggregate principal amount of each Borrowing of (i) Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and (ii) Revolving Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight Borrowings of LIBOR Loans; provided, further, that for each additional Class of Loans, an additional three Borrowings of LIBOR Loans shall be permitted at any time outstanding, with a maximum of fifteen Borrowings.
2.3    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Term Loans, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 12:00 p.m. (New York City time) (i) in the case of a Borrowing of ABR Loans, prior written notice on the day of such requested Borrowing and (ii) in the case of a Borrowing of LIBOR Loans, at least three Business Days’ prior written notice (or, in the case of a Borrowing of Initial Term Loans to be made on the Closing Date, one Business Day). Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which, in the case of a Borrowing of Initial Term Loans, shall be the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a request for ABR Loans. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.
(b)    Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior written notice (or, in the case of a Borrowing of Revolving Credit Loans to be made on the Closing Date, one Business Day) (or such shorter period as the Administrative Agent may agree) of each Borrowing of LIBOR Loans that are Revolving Credit Loans and (ii) prior to 12:00 p.m. (New York City time) prior written notice of each Borrowing of ABR Loans that are Revolving Credit Loans on the day of such requested Borrowing. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans or LIBOR Loans that are Revolving Credit Loans and, if LIBOR Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a request for ABR Loans. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, and of the other matters covered by the related Notice of Borrowing.

(c)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(d)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.
2.4    Disbursement of Funds.
(a)    No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all same day ABR Loans shall be made available to the Borrower in the full amount thereof by the Administrative Agent no later than 4:00 p.m. (New York City time).
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office, and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, on the Initial Term Loan Maturity Date, the then outstanding Initial Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans.
(b)    The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, (i) on the last Business Day of each of March, June, September and December, commencing with the fiscal quarter ending on or about September 30, 2018 (each such date, an “Initial Term Loan Repayment Date”), a principal amount of Term Loans equal to the aggregate outstanding principal amount of Initial Term Loans made on the Closing Date multiplied by 0.25% and (ii) on the Initial Term Loan Maturity Date, any remaining outstanding amount of Initial Term Loans (the repayment amounts in clauses (i) and (ii) above, each, an “Initial Term Loan Repayment Amount”).
(c)    In the event that any Incremental Term Loans are made, such Incremental Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, an “Incremental Term Loan Repayment Amount”) and on the dates (each an “Incremental Term Loan Repayment Date”) set forth in the applicable Joinder Agreement and subject to any adjustment to ensure fungibility with the other Term Loans. In the event that any Refinancing Term Loans or Refinancing Revolving Credit Loans are made, such Refinancing Term Loans or Refinancing Revolving Credit Loans, as applicable, shall be repaid, subject to Section 2.15(b) in the case of Refinancing Revolving Credit Loans, by the Borrower in the amounts and on the dates set forth in the Refinancing Amendment with respect thereto and on the applicable Maturity Date thereof.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(e)    The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable, evidencing the Initial Term Loans, Incremental Term Loans and Revolving Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Term Loans of one Type or at least the Minimum Borrowing Amount for Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to LIBOR Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) 10:00 a.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit J) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) of this Section 2.6, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of LIBOR Loans with an interest period of one month, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then‑applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then‑applicable Revolving Credit Commitment Percentages (subject to any adjustments described in Section 2.14). Each Borrowing of Incremental Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then‑applicable Incremental Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the relevant Adjusted LIBOR Rate.
(c)    Automatically upon the occurrence and during the continuation of an Event of Default under Section 11.1 or Section 11.5 hereto if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% per annum or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% per annum from the date of such non‑payment to the date on which such amount is paid in full (after as well as before judgment). Upon the occurrence and during the continuance of any Event of Default, other than any Event of Default under Section 11.1 or Section 11.5 hereto, at the Required Lenders’ discretion, any overdue amount shall bear interest at the Default Rate. Such interest shall be payable by the Borrower on demand of the Administrative Agent or, if not sooner demanded, on the next Initial Term Loan Repayment Date and shall accrue from the occurrence of such Event of Default (or, in the case of any Event of Default, other than any Event of Default under Section 11.1 or Section 11.5 hereto, if later, from the election of the Required Lenders to require the payment of interest at the Default Rate) until the earliest of (i) waiver of the applicable Event of Default, (ii) agreement by the Administrative Agent to rescind the charging of interest at the Default Rate, and (iii) payment in full of the Obligations.
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three‑month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clauses (i) and (iii) below, the Administrative Agent and (y) in the case of clauses (ii), (iii) and (iv) below, any Lender, as applicable, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    that on any date for determining the Adjusted LIBOR Rate for any Interest Period (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate;
(ii)    that at any time, such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans other than with respect to Taxes because of any Change in Law;
(iii)    that, due to a Change in Law such Lender or the Administrative Agent shall be subjected to to any Tax (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv)    at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;
(such Loans, “Impacted Loans”), then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower and (y) in the case of clause (ii) or (iii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender, in its reasonable discretion shall determine) as shall be required to compensate such Lender for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto). Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10(a) shall not constitute a waiver of the Administrative Agent’s or such Lender’s, as the case may be, right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to the foregoing provisions of this Section 2.10(a) for any increased costs or reductions if the Administrative Agent or such Lender, as the case may be, became aware (or reasonably should have been aware) of such increased costs or reductions more than 180 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s, as applicable, intention to claim compensation therefor.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and any affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Loan has been submitted pursuant to Section 2.3 or Section 2.6 but the affected LIBOR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity) or in the case of Section 2.10(a)(iii), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or, if later, the date on which such Person becomes a Lender hereunder or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice. Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10(c) shall not constitute a waiver of the Administrative Agent’s or such Lender’s, as the case may be, right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to the foregoing provisions of this Section 2.10(c) for any reductions if the Administrative Agent or Lender, as the case may be, became aware (or reasonably should have been aware) of such reductions more than 180 days prior to the date that the Administrative Agent or such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such reductions and of the Administrative Agent’s or such Lender’s, as applicable, intention to claim compensation therefor.
(d)    If the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lender) of making or maintaining its affected LIBOR Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any LIBOR Loan requested to be made on the first day of such Interest Period shall be made an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as an ABR Loan and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 2.12(b), 5.1, 5.2 or 13.7(a), as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of this Agreement.
2.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10 or Section 3.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10, Section 3.5 or Section 5.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10 or Section 3.5, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 2.12, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 2.12(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10, Section 3.5 or Section 5.4) and obligations under this Agreement and the related Credit Documents to a Person that would be permitted to be an assignee of the Loans pursuant to Section 13.6(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 2.12(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 5.4, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(a)    Notwithstanding anything in this Section 2.12 to the contrary, (i) any Lender that acts as a Letter of Credit Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Letter of Credit Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Letter of Credit Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 12.5.

2.13    [Reserved].
2.14    Incremental Facilities.
(a)    At any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (i) prior to the Latest Revolving Credit Maturity Date, one or more increases to the Revolving Credit Commitments (any such increase, the “Incremental Revolving Credit Commitments”) and/or (ii) the establishment of one or more new term loan facilities, which may take the form of an increase to any then-existing term loan facility (an “Incremental Term Loan Facility”; the commitments in respect thereof, the “Incremental Term Loan Commitments” and, together with the Incremental Revolving Credit Commitments, the “Incremental Loan Commitments”). Each Incremental Revolving Credit Commitment and Incremental Term Loan Commitment shall be in an aggregate principal amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such Incremental Loan Commitments obtained on or prior to such date). Each such notice shall (I) specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as shall be reasonably acceptable to the Administrative Agent) and (B) the identity of each Lender or other Person that is a Person that would be permitted to be an assignee of the Loans pursuant to Section 13.6(b) (each, an “Incremental Revolving Credit Lender” or “Incremental Term Loan Lender,” as applicable, and together, the “Incremental Lenders”) to whom the Borrower proposes any portion of such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, be allocated, and (II) may also provide the proposed amounts of such allocations; provided that (x) any Lender approached to provide all or a portion of the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment), and (y) in the case of Incremental Revolving Credit Commitments, the Administrative Agent and the Letter of Credit Issuer shall have consented (such consent not to be unreasonably withheld or delayed) to such Person’s providing such Incremental Revolving Credit Commitments if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments to such Person. Such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, (2) after giving effect to the making of any Incremental Term Loans or effectiveness of Incremental Revolving Credit Commitments, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of such Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date), (3) the Incremental Revolving Credit Commitments or Incremental Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Revolving Credit Lenders or Incremental Term Loan Lenders, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and (4) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Incremental Lenders providing such Incremental Loan Commitments and required by the applicable Joinder Agreement in connection with any such transaction. Notwithstanding anything to the contrary in this Section 2.14 or any other provision of any other Credit Documents, if the proceeds of any Loans made pursuant to any Incremental Loan Commitments are intended to be applied to finance a Permitted Acquisition or any other acquisition or Investment permitted under the Credit Documents, the calculation of the Maximum Incremental Facilities Amount and the determination as to the Borrower’s compliance with clauses (1) and (2) of the second proviso of this Section 2.14(a), shall be subject, in each case, to the Borrower’s right to make an LCT Election with respect to any Limited Condition Transaction, in which case, Section 1.12(b) shall apply; provided that (x) there shall be no Event of Default under Sections 11.1 and 11.5 (with respect to the Borrower) on the date of Borrowing of such Incremental Loans, and (y) the conditions applicable to the availability of Loans pursuant to such Incremental Loan Commitments shall include customary “limited conditionality” or “certain funds” conditionality provisions.
(b)    On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected through an increase to any existing Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (a) each of the relevant Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the relevant Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by such existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum assignment, borrowing and prepayment requirements in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(c)    Any Incremental Term Loans effected through the establishment of one or more new Term Loans made on an Increased Amount Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Increased Amount Date on which any Incremental Term Loan Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Class (it being understood that any Incremental Term Loan Facility may provide for delayed draw term loans to be made at a later date), and (ii) each Incremental Term Loan Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may, subject to clause (e) below, have identical terms to the Initial Term Loans (or any other then-existing Class of Term Loans) and be treated as the same Class as the Initial Term Loans (or any other then-existing Class of Term Loans).
(d)    The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the Class of Incremental Revolving Credit Commitments and the Incremental Revolving Credit Lenders of such Class or the Class of Incremental Term Loan Commitments and the Incremental Term Loan Lenders of such Class, as applicable, and (z) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.14.
(e)    The terms and provisions of any Incremental Term Loans and Incremental Term Loan Commitments or any Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the Incremental Term Loan Lenders or Incremental Revolving Credit Lenders, as applicable, providing such Incremental Term Loans and Incremental Term Loan Commitments or such Incremental Revolving Credit Commitments; provided that to the extent such terms and provisions are not consistent with the terms and provisions of the then existing Term Loans or Revolving Credit Commitments, as applicable (except as permitted by clauses (ii), (iii), (iv), and (v) below), such terms and provisions shall not be more restrictive than the terms and provisions applicable to such existing Term Loans or Revolving Credit Commitments, as applicable, unless (x) the Lenders under such existing Term Loans or Revolving Credit Commitments, as applicable, receive the benefit of such more restrictive terms, (y) any such provisions are applicable only after the Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable, at such time or (z) such provisions are otherwise reasonably satisfactory to the Administrative Agent (which additional terms shall, notwithstanding anything to the contrary in Section 13.1, apply automatically to this agreement without the consent of any Lender, the Letter of Credit Issuer or, in the case of clause (x) or (y) of this paragraph (e), the Administrative Agent). In any event:
(i)    any Incremental Revolving Credit Commitments shall have the same terms and ranking as the Revolving Credit Commitments prior to the Increased Amount Date (as such terms may be modified in accordance with the immediately preceding proviso);
(ii)    the Weighted Average Life to Maturity of all Incremental Term Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of the Initial Term Loans (except by virtue of amortization or prepayment of the Initial Term Loans prior to the time of such incurrence);
(iii)    the Maturity Date of any Class of the Incremental Term Loans shall be no earlier than the maturity of the Initial Term Loans;
(iv)    the Incremental Term Loans may share ratably in right of prepayment with the Initial Term Loans pursuant to Section 5.1 or 5.2 or otherwise; provided that the Incremental Term Loans may, as the Borrower and the Incremental Term Loan Lenders may determine in their sole discretion, be afforded lesser payments;
(v)    the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the Incremental Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the Effective Yield with respect to such Incremental Term Loans shall not be greater than the Effective Yield with respect to the then existing Initial Term Loans, plus 50 basis points per annum unless the interest rate with respect to the Initial Term Loans is increased so as to cause the then applicable Effective Yield on the Initial Term Loans to equal the Effective Yield then applicable to the Incremental Term Loans minus 50 basis points (this proviso to this clause (v), the “MFN Protection”);
(vi)    (x) the liens securing the Incremental Term Loans will rank pari passu with the liens securing the Initial Term Loans and (y) the Incremental Term Loans shall have the same guarantees as, and will rank pari passu in right of payment with, the existing Initial Term Loans.
(f)    Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement (including the imposition of “call protection” on existing Term Loan tranches in the case of any increase thereto) and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provision of this Section 2.14, and this Section 2.14 shall supersede any provisions of Sections 5, 13.8(b) or 13.1 to the contrary.
(g)    The Incremental Term Loans, the Incremental Term Loan Commitments and the Incremental Revolving Credit Commitments extended or established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee and security interests created by the Security Documents. The Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Security Documents continues to be perfected under the Uniform Commercial Code or otherwise after giving effect to the extension or establishment of any such Incremental Term Loans or any such Incremental Term Loan Commitments and Incremental Revolving Credit Commitments.
2.15    Refinancing Amendments.
(a)    At any time after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that solely with respect to Refinancing Revolving Credit Commitments, the Administrative Agent and the Letter of Credit Issuer, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Additional Refinancing Lender’s providing such Refinancing

Revolving Credit Commitments to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Revolving Credit Commitments to such Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness under this Agreement in respect of all or any portion of any Class, as selected by the Borrower, of Term Loans or Revolving Credit Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments, or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 3.12 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Credit Loans (and except as provided in Section 3.12, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Commitments in respect of Revolving Credit Loans, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) any Refinancing Term Loans meet the Permitted Other Debt Conditions.
(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 7.1 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Credit Documents.
(c)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is not less than $10,000,000 (or such lesser amount as may be approved by the Administrative Agent).
(d)    Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of the penultimate paragraph of Section 13.1 (without the consent of the Required Lenders to the extent called for therein) and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.
(e)    This Section 2.15 shall supersede any provisions in Section 13.1 to the contrary.

2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(i)    Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.
(ii)    Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below (to the extent it has not provided Cash Collateral pursuant to Section 3.8), (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender (to the extent it has not provided Cash Collateral pursuant to Section 3.8), and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non‑Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non‑Defaulting Lender to exceed such Non‑Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non‑Defaulting Lender as a result of such Non‑Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 3.    Letters of Credit.
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor and signatory to the Letter of Credit Request, for the account of any Restricted Subsidiary) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not at any time exceed (i) the Letter of Credit Issuer’s Letter of Credit Commitment or (ii) the L/C Sublimit, in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder as of the Closing Date for all purposes under this Agreement and the Credit Documents and the fees and other provisions set forth in this Section 3 shall be applicable to each Existing Letter of Credit as of the Closing Date.

(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or, with respect to any Letter of Credit Issuer, unless otherwise agreed to by such Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date (x) occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)) and (y) that in no event occurs later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the Letter of Credit Issuer and, unless the Borrower has agreed to Cash Collateralize or backstop (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer) prior to the L/C Facility Maturity Date; (iv) the Letter of Credit shall be denominated in Dollars or any other currency approved by the Letter of Credit Issuer; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the aggregate Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or, with respect to a Letter of Credit Issuer, unless otherwise agreed to by such Letter of Credit Issuer, the aggregate Letters of Credit Outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).
(d)    The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;
(iii)    except as otherwise agreed by the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $10,000;
(iv)    except as otherwise agreed by the Letter of Credit Issuer, such Letter of Credit is denominated in a currency other than Dollars;
(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)    a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.
(e)    The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(f)    The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(g)    The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
3.2    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least ten Business Days (or such other period as may be agreed upon by the Borrower, the Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.
(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)    Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 6 (solely with respect to any Letter of Credit issued on the Closing Date) or Section 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of a Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with each such Letter of Credit Issuer’s usual and customary business practices.

(d)    If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.
(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.
(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage

of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)    Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)    If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the Alternate Base Rate as in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower (or Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or Restricted Subsidiary);
(v)    any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;
(vi)    any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)    any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Restricted Subsidiary) (other than the defense of payment or performance).
(c)    The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.5    Increased Costs. If, after the Closing Date, any Change in Law shall (x) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein (other than with respect to Taxes) or (z) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date. At the Borrower’s reasonable request, a certificate shall be submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid, which certificate shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.
3.6    New or Successor Letter of Credit Issuer.
(a)    The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add a Letter of Credit Issuer at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
3.8    Cash Collateral.
(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if the provisions of Section 2.16(a)(v) are in effect, the Borrower shall, within one Business Day following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lender). Cash Collateral shall be maintained in accounts with the Administrative Agent.
(c)    Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.8 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of any Defaulting Lender’s L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii))) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.
3.12    Provisions Related to Refinancing Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower (x) shall Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate Stated Amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y) deliver to the Letter of Credit Issuer a standby letter of credit (other than a Letter of Credit) in favor of such Letter of Credit Issuer in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such Letter of Credit Issuer and the Administrative Agent. Upon the maturity date of any tranche of Revolving Credit Commitments, the L/C Sublimit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.
Section 4.    Fees.
4.1    Fees.
(a)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received), commencing with the fiscal quarter ending on or about September 30, 2018, and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.
(b)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the Restricted Subsidiaries’ behalf (the “Letter of Credit

Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Adjusted LIBOR Rate applicable to Revolving Credit Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending on or about September 30, 2018, and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)    Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)    Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fronting fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at such Letter of Credit Issuer’s customary rate, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to such Letter of Credit Issuer’s customary rate per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending on or about September 30, 2018, and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)    Without duplication, the Borrower shall pay to each Letter of Credit Issuer, as appropriate, on demand, such Letter of Credit Issuer’s other customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such Letter of Credit Issuer in respect of the application for, and the issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
(f)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to, or for the account of, any Defaulting Lender pursuant to this Section 4.1.
4.2    Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), which notice may be conditioned upon the occurrence of any other transaction and, if such condition is not satisfied on or prior to the date specified in such notice, may be revoked by the Borrower, the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to clause (a) of this Section 4.2 shall be in the amount of at least $2,500,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.
4.3    Mandatory Termination of Commitments.
(a)    The Initial Term Loan Commitments shall terminate on the Closing Date upon the Borrowing of the Initial Term Loans.
(b)    The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c)    The Incremental Term Loan Commitments shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Incremental Term Loan Commitments.
Section 5.    Payments.
5.1    Voluntary Prepayments.
(a)    The Borrower shall have the right to prepay Loans, including Term Loans and Revolving Credit Loans, as applicable, in each case, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans, one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders, and which notice may be conditioned upon the occurrence of any other transaction and, if such condition is not satisfied on or prior to the date specified in such notice, may be revoked by the Borrower; (2) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial voluntary prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans, and (3) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts and any Incremental Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify.
(b)    In the event that, prior to the six-month anniversary of the Closing Date, the Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Initial Term Loans or (ii) effect any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Initial Term Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.
5.2    Mandatory Prepayments.
(a)    Term Loan Prepayments.
(i)    On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event and within ten Business Days after the receipt of Net Cash Proceeds of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Sale Leaseback permitted pursuant to Section 10.13, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal with the Liens securing the Obligations to the extent any document with respect to any Permitted Other Indebtedness requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.
(ii)    Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with the fiscal year ending December 31, 2019), the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below, Term Loans with a principal amount equal to (x) 50.0% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25.0% if the Consolidated Total Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 3.75:1.00 but greater than 3.25:1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Total Leverage Ratio on the date of prepayment (prior to giving effect thereto but, at the election of the Borrower giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 3.25:1.00, minus, at the election of the Borrower (y) (i) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6 (including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be the actual purchase price of such Loans) during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment and (ii) to the extent accompanied by permanent optional reductions of Revolving Credit Commitments, Incremental Revolving Credit Commitments the aggregate principal amount of any voluntary prepayments of Revolving Credit Loans, other than to the extent any such prepayment is funded with the proceeds of Funded Debt.
(iii)    [Reserved].
(iv)    Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Subsidiary that is not a Credit Party giving rise to a prepayment pursuant to clause (i) above (a “Non‑Credit Party Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirements of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long, as the applicable Requirements of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable Requirements of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirements of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Non‑Credit Party Prepayment Event or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Cash Proceeds from any Non‑Credit Party Prepayment Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to clause (i) above or, in the case of Excess Cash Flow, a date on or before the date that is eighteen months after the date an amount equal to such Excess Cash Flow would have so required to be applied to prepayments pursuant to clause (ii) above unless previously actually repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to clause (ii) above, such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of any Indebtedness of the applicable Subsidiary. Nothing in this Agreement, including, without limitation, Section 5, shall be construed to require any Subsidiary to repatriate cash.
(b)    Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.
(c)    Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated (x) pro rata to the amounts due in respect of the Repayment Amounts owing with respect to the Initial Term Loans and Incremental Term Loans, if any on the next four Initial Term Loan Repayment Dates or Incremental Term Loan Repayment Dates, as applicable, with respect to which a Repayment Amount is outstanding as of the date of such prepayment and (y) after satisfaction of the amounts under clause (x), pro rata among the Initial Term Loans and any Incremental Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans and on a ratable basis to such remaining Repayment Amounts; provided that (i) any prepayment of Term Loans required by Section 5.2(a)(i) in connection with an Equity Offering Prepayment Event shall be allocated pro rata among the Initial Term Loans and any Incremental Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans and on a ratable basis to such remaining Repayment Amounts and (ii) the Borrower may allocate a greater proportion of such prepayment in its sole discretion to the Initial Term Loans to the extent agreed to by the Lenders providing any applicable Incremental Term Loans outstanding at such time. Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender or Incremental Term Lender, as applicable.
(d)    Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid; provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(f)    Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set‑off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 noon (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Credit Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified

Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Credit Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.4(e)(ii).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the applicable Credit Party and the Administrative Agent, at the time or times reasonably requested by such Credit Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Credit Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Credit Party or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Credit Party or the Administrative Agent as will enable such Credit Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section 5.4) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Credit Parties and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Credit Party or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Credit Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Credit Party or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Credit Party within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Credit Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Credit Party or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Credit Party or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Credit Parties and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Credit Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Credit Party or the Administrative Agent as may be necessary for such Credit Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Credit Parties and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on LIBOR Loans shall be calculated on the basis of a 360‑day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365‑ (or 366‑, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360‑day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section 5.6 shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above such maximum amount or rate of interest therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 6.    Conditions Precedent to Initial Borrowing.
The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
6.1    Credit Documents.
The Administrative Agent (or its counsel) shall have received:
(a)    this Agreement, executed and delivered by a duly Authorized Officer of the Borrower;
(b)    the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;
(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each Guarantor;
(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower and each Guarantor;
6.2    Collateral.
(a)    All outstanding Capital Stock in each Guarantor required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;
(b)    the Administrative Agent shall have received the certificates representing the Capital Stock in each Guarantor to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by undated stock powers, allonges or other appropriate instruments of transfer endorsed in blank;
(c)    all Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Administrative Agent, and shall be in proper form, for filing, registration or recording;
(d)    the Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings made with respect to the Credit Parties in each such Credit Party’s jurisdiction of incorporation, formation or organization, as applicable and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by any such effective financing statements disclosed thereby are permitted by Section 10.2, have been released or will be released substantially concurrently with the Closing Date or arrangements for such release have been made;
(e)    the Administrative Agent shall have received a completed perfection certificate dated as of the Closing Date (the “Perfection Certificate”) and signed by an Authorized Officer of the Borrower;
provided that in the event any deliverables pursuant to this Section 6.2 or referred to in Section 8.21 or Section 6.2, cannot be delivered on or prior to the Closing Date after commercially reasonable efforts to do so, they shall instead be required promptly after the Closing Date (and in any event within 45 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed between the Administrative Agent and the Borrower.
6.3    Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinions, in customary form, of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Credit Parties, (ii) Day Pitney LLP, special Connecticut counsel to the Credit Parties and (iii) Ballard Spahr LLP, special Pennsylvania counsel to the Credit Parties. The Borrower hereby instructs and agrees to instruct the other Credit Parties to have such counsel deliver such legal opinions.
6.4    Closing Certificates. The Administrative Agent (or its counsel) shall have received (x) a certificate of each of the Borrower and the Guarantors, dated as of the Closing Date, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Borrower and each Guarantor (or its managing member or general partner, as applicable), as applicable, and attaching the documents referred to in Section 6.5 and (y) a certificate of an Authorized Officer of the Borrower certifying compliance with Sections 6.7 and 6.10, substantially in the form of Exhibit E.
6.5    Authorization of Proceedings of the Borrower and the Guarantors; Organizational Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors (or a duly authorized committee thereof) or managing member or general partner, as applicable, of the Borrower and each Guarantor authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Organizational Documents, as applicable, of the Borrower and each Guarantor, (iii) good standing certificates (or equivalent) of each Credit Party from its jurisdiction of organization, formation or incorporation, as applicable and (iv) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and each Guarantor (or its managing member or general partner, as applicable) executing the Credit Documents to which it is a party.
6.6    Fees. The Agents and Lenders shall have received, substantially simultaneously with the funding of the Initial Term Loans, all fees and expenses previously agreed in writing to be paid on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans made on the Closing Date) to the extent invoiced at least three Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower).
6.7    Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that to the extent any Specified Acquisition Agreement Representation is qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of the representation and warranties made or to be made on or as of the Closing Date.
6.8    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President‑Finance, or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries on a consolidated basis are Solvent.
6.9    Patriot Act, FinCEN. (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all such documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested by the Administrative Agent at least fifteen Business Days prior to the Closing Date that is required by U.S. regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification

(provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
6.10    Consummation of the Transactions.
(a)    Substantially concurrently with the initial Borrowing of the Initial Term Loans on the Closing Date, the Existing Credit Agreement Refinancing shall be consummated, and none of the Borrower or the Restricted Subsidiaries shall have any Indebtedness other than any Indebtedness permitted by the terms hereof or the Acquisition Agreement.
(b)    Except as expressly contemplated by the Acquisition Agreement, since May 6, 2018, there has not been any event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect (as defined in the Acquisition Agreement).
(c)    The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial Borrowing of the Initial Term Loans on the Closing Date, in all material respects accordance with the terms of the Acquisition Agreement without any amendments, waivers, modifications or consents that are (in the aggregate) materially adverse to the Lenders (in their capacities as such) without the consent of the Joint Lead Arrangers (not to be unreasonably withheld, delayed or conditioned).
6.11    Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
6.12    Insurance. If requested by the Administrative Agent in writing at least five Business Days prior to the Closing Date, the Administrative Agent shall have received evidence of insurance satisfying the requirements of Section 9.3 together with customary insurance certificates.
6.13    Financials. The Administrative Agent shall have received (i) the Historical Financial Statements and the Pro Forma Financial Statements and (ii) a quality of earnings report for the Borrower for the twelve-month period ended February 27, 2018.
For purposes of determining compliance with the conditions specified in this Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent and the Borrower shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 7.    Conditions Precedent to All Credit Events after the Closing Date.
Subject to, in the case of Section 7.1 below, the terms of Section 1.12(a), to the extent the proceeds of any Loan are being used to finance a Limited Condition Transaction, the agreement of each Lender to make any Loan requested to be made by it (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14) or on the Closing Date (which shall not be subject to this Section 7.1) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects

(provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).
7.2    Notice of Borrowing.
(a)    Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(c)    Prior to the issuance of each Letter of Credit the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event (other than on the Closing Date) shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 8.    Representations and Warranties.
In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit:
8.1    Corporate Status. Each of the Credit Parties and its Restricted Subsidiaries (a) is a duly organized and/or incorporated and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and/or incorporation and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each of the Credit Parties has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, liquidation, winding-up, dissolution, strike-off or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any indenture, loan agreement, lease agreement including capital leases, mortgage, deed of trust, purchase money debt agreement, Sale Leaseback, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of such Credit Party.
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so, to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or X of the Board.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
8.7    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arrangers and Joint Bookrunners and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) concerning the Borrower or its Restricted Subsidiaries (provided that, with respect to the Company and its Subsidiaries, such representation and warranty is limited to the knowledge of the Borrower) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include (x) pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward‑looking information) or other forward looking information (collectively, “Forward-Looking Information”), (y) information of a general economic or general industry nature or (z) any information contained in any third-party memoranda and reports.
(b)    The Forward-Looking Information contained in the Confidential Information Memorandum was prepared in good faith based on assumptions believed by such Persons to be reasonable at the time prepared, it being recognized by the Lenders that all Forward-Looking Information is not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that no assurance can be given that any particular projections will be realized, and actual results during the period or periods covered by any such Forward-Looking Information may differ from the projected results and such differences may be material.
(c)    As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to the Administrative Agent for distribution to any Lender is true and correct in all respects.
8.9    Financial Condition.

(a)    The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries and the Company and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
(b)    There has been no Material Adverse Effect since the Closing Date.
(c)    Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.
8.10    Compliance with Laws.
(a)    Each Credit Party and to the knowledge of such Credit Parties, each of their respective directors, officers, employee, agents (to the extent acting on behalf of, or at the direction of, a Credit Party), affiliates or representatives (to the extent acting on behalf of, or at the direction of, a Credit Party), is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)    Each Credit Party (or the Borrower, on behalf of such Credit Party) has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Credit Party (and, in the case of the Borrower, any Credit Party on behalf of which it has implemented or maintains such policies), its Subsidiaries and their respective directors, officers, employees and agents (to the extent acting on behalf of, or at the direction of, a Credit Party) with Anti-Corruption Laws and applicable Sanctions. Each Credit Party, its Subsidiaries and their respective officers, and, to the knowledge of such Credit Party, its directors, employees and agents (to the extent acting on behalf of, or at the direction of, a Credit Party), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Credit Party being designated as a Sanctioned Person. None of (a) the Credit Parties, any of their respective Subsidiaries or any of their respective officers, or (b) to the knowledge of the Credit Parties, any director, employee or agent of the Credit Parties or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit agreement established hereby, is a Sanctioned Person. To the knowledge of the Credit Parties, no Loan, Letter of Credit, use of proceeds or other transaction contemplated by this agreement will violate Anti-Corruption Laws or applicable Sanctions.
8.11    Tax Matters. The Borrower and its Restricted Subsidiaries have filed (or caused to be filed) all federal, state and other Tax returns and reports required to be filed by them, and have paid (or caused to be paid) all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.12    Compliance with ERISA.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.
8.13    Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.

8.14    Intellectual Property. Each of the Borrower and the Restricted Subsidiaries own or have the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses in the United States as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of their respective businesses by each of the Borrower, and the Restricted Subsidiaries does not infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)    Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; and (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location.
(b)    Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, as would reasonably be expected to have a Material Adverse Effect.
8.16    Properties. Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.17    Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower and its Subsidiaries on a consolidated basis will be Solvent.
8.18    [Reserved].
8.19    Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all Anti-Money Laundering Laws. No Loan, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Money Laundering Laws.
8.20    Insurance. Each of the Borrower and its Restricted Subsidiaries is insured by recognized and reputable institutions (determined as of the date such insurance was obtained) with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses.
8.21    Perfection, Etc. Except as provided in Section 6.2 on the Closing Date or as otherwise contemplated hereby or under any other Credit Document (including the following sentence), all filings and other actions necessary to perfect the Liens on the Collateral created under, and as required by, the Security Documents have been duly made or taken or otherwise provided for or authorized to be made or otherwise provided for (to the extent required hereby or by the applicable Security Documents) in a manner reasonably acceptable to the Administrative Agent and are in full force and effect, and the Security Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Security Documents), perfected Lien in the Collateral, securing the payment and performance of the Obligations, subject only to Liens permitted by Section 10.2. Upon filing of Uniform Commercial Code financing statements in the jurisdiction of incorporation, formation and/or organization, as applicable, of each Credit Party and the recordation of the Short-form Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and the filing of such other filings required hereby or by the applicable Security Documents, the Lien on the Intellectual Property constituting Collateral created under the Security Documents will constitute a perfected Lien in such Intellectual Property constituting Collateral in all right, title and interest of the Borrower and its Restricted Subsidiaries in which a Lien may be perfected by such filings in the United States. The Credit Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Liens permitted by Section 10.2; provided, however, that notwithstanding anything to the contrary herein or in any other Credit Document to the contrary, neither the Borrower nor any other Credit Party makes any representation or warranty as to the effects of perfection or non-perfection of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, in each case, under foreign Requirements of Law.
Section 9.    Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments and each Letter of Credit have terminated or been Cash Collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations as to which no valid demand has been made, Secured Hedge Obligations, Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement), are paid in full (the “Termination Date”):
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. On or before the date that is 90 days after the end of each such fiscal year, the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated income statements and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by KPMG or another independent certified public accountants of recognized national standing whose opinion (a) shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Restricted Subsidiaries as a going concern (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness under the Credit Documents or (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period) and (b) shall be accompanied by customary management discussion and analysis and, commencing with the second such audit following the Closing Date, a comparison to the financial statements for the same period from the prior year.
(b)    Quarterly Financial Statements. On or before the date that is 45 days after the end of each of the first three quarters in each fiscal year of the Borrower, the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated income statements for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year‑end adjustments and the absence of footnotes.
(c)    Compliance Certificates. Not later than five Business Days after the date on which delivery of the financial statements provided for in Sections 9.1(a) and (b) is required, a Compliance Certificate signed by an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or fiscal quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries,

respectively, provided to the Lenders on the Closing Date or as set forth in the most recent Compliance Certificate, as the case may be, (ii) the then applicable Consolidated Total Leverage Ratio and underlying calculations in connection therewith, and in the case of a Compliance Certificate delivered in connection with the financial statements provided for in Section 9.1(a), a list of any changes to the legal name, jurisdiction of formation and/or type of entity of any Credit Party or confirming that there has been no change in such information, in each case, since the Closing Date or the date of the most recent Compliance Certificate, as the case may be.
(d)    Notices of Material Events. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect and (iii) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; provided that, with respect to this clause (ii), none of the Borrower or any of the Restricted Subsidiaries will be required to provide notice of any matter that is subject to attorney‑client or similar privilege or constitutes attorney work product.
(e)    Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(f)    Other Information. (i) Promptly upon filing thereof, copies of any filings (including on Form 10‑K, 10‑Q or 8‑K) or registration statements (other than drafts of pre‑effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S‑8), (ii) copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement), (iii) copies of any notices of default or event of default delivered or received with respect to any Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount, if any and (iv) with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non‑financial trade secrets or non‑financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
(g)    Patriot Act; FinCEN. Promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to clauses (a), (b), and (f) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov (including through the EDGAR filing system); provided that the Borrower shall, at the reasonable request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (c) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information.
The Borrower shall participate in quarterly conference calls with Lenders within reasonable times to be mutually agreed following delivery of the financial statements pursuant to Sections 9.1(a) and (b), to discuss the results of operations for the relevant reporting period including discussions of results for each material segment of the business of the Borrower and its Subsidiaries.
9.2    Books, Records, and Inspections. The Borrower shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non‑financial trade secrets or non‑financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third‑party or (iii) is subject to attorney‑client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3    Maintenance of Insurance. The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self‑insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self‑insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost‑effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost‑effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder.
9.4    Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.5    Preservation of Existence. The Borrower will, and will cause each Restricted Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions, in each case as required under Environmental Laws and promptly comply with all orders and directives having the force and effect of law of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.7    ERISA. Where applicable, (a) the Borrower will furnish to the Administrative Agent promptly following its receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties or their Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section 9.7 shall be exercised not more than once during a 12‑month period, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.

9.8    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
9.9    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Borrower may at its option cause any other Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement, the Security Agreement and any other Security Document, as applicable, in order to become a Guarantor under the Guarantee and a grantor under such Security Documents and take all other action reasonably requested by the Administrative Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.12(d) in the case of such Credit Parties. Neither the Borrower nor any Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia).
9.10    Pledge of Additional Stock and Evidence of Indebtedness. Subject to Section 6.2 and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party, (ii) all evidences of Indebtedness in excess of $2,000,000, and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $2,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Administrative Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Administrative Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Administrative Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Administrative Agent.
9.11    Use of Proceeds.
(a)    The Borrower will use the proceeds of the Initial Term Loans and the Revolving Credit Loans made on the Closing Date to effect the Transactions to be consummated on the Closing Date.
(b)    The Borrower will use Letters of Credit and Revolving Loans (except as specified in Section 9.11(a)) for working capital and for other general corporate purposes (including any other transactions not prohibited by the Credit Documents).
9.12    Further Assurances.
(a)    Subject to the terms of Sections 9.10 and 9.11, this Section 9.12 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute (if applicable) any and all further documents, financing statements, agreements, and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)    Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent, as soon as commercially reasonable but in no event later than 60 days after such acquisition, unless waived or extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.12.
(c)    Post‑Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.12 as soon as commercially reasonable and by no later than the date set forth on Schedule 9.12 with respect to such action or such later date as the Administrative Agent may reasonably agree.
9.13    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a corporate family and/or corporate credit in respect of the Borrower, as applicable, and ratings in respect of the Term Loans provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.
9.14    Anti-Corruption, Sanctions. The Borrower shall maintain, or cause its Subsidiaries to maintain, in effect policies and procedures reasonably designed to ensure compliance by such Person and its Subsidiaries and their respective directors, officers, employees and agents (to the extent acting on behalf of, or at the direction of, a Credit Party) with Anti-Corruption Laws and applicable Sanctions, and the Borrower shall, shall cause its Subsidiaries and their respective officers and shall use commercially reasonable efforts to cause their respective employees, directors and agents (to the extent acting on behalf of, or at the direction of, a Credit Party), to comply with Anti-Corruption Laws and applicable Sanctions in all material respects.
9.15    Lines of Business. The Borrower, directly or through its Subsidiaries, shall engage in one or more Similar Businesses.
9.16    Maintenance of Material Intellectual Property Rights.
(a)    The Borrower will, and will cause each of the other Credit Parties, to, with respect to registration or pending application of each item of its Intellectual Property for which such Credit Party has standing to do so, use commercially reasonable efforts to maintain the validity and enforceability of any registered material Intellectual Property (or applications therefor) and use commercially reasonable efforts to maintain such registrations and applications of material Intellectual Property in full force and effect, including the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
(b)    The Borrower will, and will cause each of the other Credit Parties, to use commercially reasonable efforts to preserve and protect each item of its material Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks (as defined in the

Security Agreement) and taking commercially reasonable steps necessary to ensure that all licensed users of any of the material Trademarks abide by the applicable license’s terms with respect to the standards of quality.
(c)    Nothing in this Agreement shall prevent any Credit Party from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property if such Credit Party determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
Section 10.    Negative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Termination Date:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), except that the foregoing limitations will not apply to:
(a)    Indebtedness arising under the Credit Documents;
(b)    Indebtedness in respect of any Permitted Junior Financing;
(c)    Indebtedness (including any unused commitment and any Capitalized Lease Obligations) outstanding on the Closing Date and listed on Schedule 10.1;
(d)    (i) Indebtedness (including Capitalized Lease Obligations) to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on‑balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount not to exceed the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence and (ii) Capitalized Lease Obligations assumed in connection with Permitted Acquisitions that are not incurred in contemplation of such Acquisition;
(e)    Indebtedness (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self insurance;
(f)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)    Indebtedness of the Borrower owing to a Restricted Subsidiary or of a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary; provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be (it being understood that any such Indebtedness under this paragraph (g) shall be permitted to the extent permitted as an Investment pursuant to Section 10.6);
(h)    shares of preferred stock of a Restricted Subsidiary issued to a Borrower or a Restricted Subsidiary;

(i)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(j)    (i) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(k)    Indebtedness not otherwise permitted hereunder in an aggregate principal amount not to exceed the greater of (x) $40,000,000 and (y) 30.0% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence; provided that any such Indebtedness in excess of the greater of (x) $15,000,000 or (y) 12.5% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence, is (a) unsecured or (b) secured on a junior lien basis, subject to a customary intercreditor arrangement entered into by and reasonably acceptable to the Administrative Agent;
(l)    Indebtedness incurred or issued to refinance any Indebtedness incurred under clause (b), (c), (l), or (m) of this Section 10.1, or any Indebtedness incurred or issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced (except by virtue of amortization or prepayment of such refinanced Indebtedness prior to the time of such incurrence), (2) to the extent such Refinancing Indebtedness refinances (I) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations and (II) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall not include Indebtedness of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness of a Borrower or a Guarantor;
(m)    Indebtedness assumed in connection with a Permitted Acquisition or other acquisition not prohibited hereunder; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition or other acquisition, and (ii) the aggregate amount of such Indebtedness shall not exceed $25,000,000 at any time.
(n)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(o)    (i) Indebtedness supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(p)    (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;
(q)    Indebtedness of Restricted Subsidiaries that are not Guarantors in the aggregate not to exceed (together with the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to clause (m) of this Section 10.1) the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;
(r)    Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(s)    (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;
(t)    Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Borrower or any direct or indirect parent company of the Borrower to the extent permitted by Sections 10.5 and 10.6;
(u)    Indebtedness in respect of (i) Permitted Other Indebtedness or Credit Agreement Refinancing Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Credit Agreement Refinancing Indebtedness;
(v)    Indebtedness in respect of (i) Permitted Other Indebtedness; provided that the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this subclause (i) shall not exceed the Maximum Incremental Facilities Amount and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) of this clause (v); provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;
(w)    Accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business;
(x)    Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and
(y)    Indebtedness representing deferred compensation to employees of the Borrower or the Restricted Subsidiaries or similar arrangements (including, without limitation, Indebtedness issued in connection with Restricted Payments permitted under Section 10.5(d)).
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (y) of this Section 10.1, the Borrower, in its sole discretion, may classify and may reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clause (a) of this Section 10.1 shall be deemed to include additional

Indebtedness incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
10.2    Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens securing the Obligations pursuant to the Security Documents;
(b)    Permitted Liens;
(c)    Liens disclosed on Schedule 10.2 hereto;
(d)    Liens existing at the time such property is acquired on property acquired by the Borrower or any of the Restricted Subsidiaries after the Closing Date or Liens existing on property of a Person immediately prior to such Person being consolidated with or merged into the Borrower or any of the Restricted Subsidiaries or such Person becoming a Restricted Subsidiary; provided that (a) no such Lien shall have been created or assumed in contemplation of such acquisition, consolidation or merger or such Person’s becoming a Restricted Subsidiary, (b) each such Lien shall at all times be confined solely to the property so acquired and (c) the incurrence of any Indebtedness secured by such Liens will not otherwise cause a Default hereunder;
(e)    Liens to extend or renew Liens permitted by clauses (c) and (d) of this Section 10.2, so long as such Liens do not extend to any property not subject to the original Lien (including any improvements thereon);
(f)    Liens securing Indebtedness incurred pursuant to Section 10.1(d); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of the Borrower or any of its Restricted Subsidiaries;
(g)    Liens securing Indebtedness outstanding pursuant to clause (k), (q), (u), or (v) of Section 10.1, subject to applicable intercreditor arrangements applicable to the priority of Indebtedness contemplated thereby;
(h)    Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be incurred hereunder;
(i)    (i) Deposits securing liability to insurance carriers under insurance plans and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;
(j)    Liens solely on any cash earnest money deposits made by the Parent Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(k)    Liens on securities that are the subject of repurchase agreements constituting cash or Cash Equivalents;
(l)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of a Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into with customers in the ordinary course of business;
(m)    Liens in favor of a Credit Party;
(n)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(o)    Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (f), (h), (m), and (n) of this Section 10.2; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (a), (f), (h), (m), and (n) at the time the original Lien became permitted under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement; and
(p)    Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount at the time of incurrence of such Liens not to exceed the greater of (i) $15,000,000 and (ii) 12.5% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence.
10.3    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up, strike-off or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel covering such matters as may be reasonably requested by the Administrative Agent;
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into the Borrower or any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) the Borrower or a Restricted Subsidiary shall be the continuing or surviving Person, or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation to become a Restricted Subsidiary, and (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, (A) the Borrower or a Guarantor shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation to become a Guarantor in accordance with Section 9.9;
(c)    the Transactions may be consummated;
(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any Restricted Subsidiary or (ii) any Credit Party (other than the Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;
(e)    any Restricted Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Credit Party to a Restricted Subsidiary that is not a Credit Party shall not exceed the fair value of such assets; and
(f)    the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale permitted by Section 10.4 or an investment permitted pursuant to Section 10.6.
10.4    Limitation on Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(a)    The Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;
(b)    no Event of Default shall have occurred and be continuing at the time of such Asset Sale; and
(c)    except in the case of a Permitted Asset Swap (but subject to the last sentence of this clause), if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of $2,500,000, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(i)    any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;
(ii)    any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;
(iii)    Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and
(iv)    any Designated Non‑Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non‑Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed 2.5% of Consolidated Total Assets at the time of the receipt of such Designated Non‑Cash Consideration, with the Fair Market Value of each item of Designated Non‑Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (c) of this provision and for no other purpose.

Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale (including any cash or Cash Equivalents received by the Borrower or Restricted Subsidiary in connection with any Permitted Asset Swap), the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:
(1)    (x) to prepay Loans in accordance with Section 5.2(a)(i) or (y) to the extent not required to prepay Loans pursuant to Section 5.2(a)(i), be retained by the Borrower and/or Restricted Subsidiaries; and/or
(2)    to make investments in the Borrower and its Subsidiaries; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (2) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (2) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the end of such Reinvestment Period and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).
(d)    Pending the final application of any Net Cash Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.
10.5    Limitation on Restricted Payments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, declare, pay or make, directly or indirectly, any Restricted Payment, except:
(a)    the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock;
(b)    Restricted Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock;
(c)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, employees or independent consultants of the Borrower and the Restricted Subsidiaries;
(d)    the Borrower may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower or any direct or indirect Parent Entity or management investment vehicle held by any future, present or former employee, director, manager or consultant of the Borrower or any of its Subsidiaries, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided that, that (x) to the extent such Restricted Payments are required under any Franchise Agreement, there shall not be any limit on such redemption and payments, and (y) the aggregate Restricted Payments made under this clause (d) subsequent to the Closing Date (other than any Restricted Payments made pursuant to any Franchise Agreement) do not exceed $2,500,000 in any calendar year (provided that any such amount unused in a calendar year may be carried forward and made in any subsequent calendar year; provided further that the aggregate amount of Restricted Payments made under this clause (d), together with any amounts carried forward from the prior year, do not exceed $3,500,000 in any calendar year);
(e)    the Borrower may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issuance of its Capital Stock;

(f)    the Borrower may repurchase fractional shares of its Capital Stock arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities;
(g)    the Borrower or any Subsidiary may receive or accept the return to the Borrower or any Restricted Subsidiary of Capital Stock of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims;
(h)    the Borrower or any Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law;
(i)    so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom at the time of declaration thereof and (y) with respect to Restricted Payments made in reliance on clauses (a) and/or (b) of the definition of “Available Amount” only, after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio is not greater than 4.00:1.00, the Borrower or any Restricted Subsidiary may make Restricted Payments in an amount not to exceed the Available Amount;
(j)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(k)    [reserved];
(l)    so long as no Event of Default shall have occurred and be continuing at the time of declaration thereof, the Borrower or any Restricted Subsidiary may make additional Restricted Payments so long as, after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio is not greater than 2.50:1.00;
(m)    (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, manager, or consultant and repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Capital Stock in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment; and
(n)    the Borrower or any Restricted Subsidiary may purchase the Capital Stock of any Restricted Subsidiary or any other Restricted Subsidiary, as the case may be.
For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (a) through (n) of this Section 10.5, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (a) through (n), in a manner that otherwise complies with this covenant.
10.6    Limitation on Investments. The Borrower will not, and will not permit any Restricted Subsidiaries to, make, purchase, or acquire any Investments, except (each, a “Permitted Investment”):
(a)    any Investment in any Restricted Subsidiary; provided that Investments by the Borrower or a Guarantor in Restricted Subsidiaries that are not Guarantors pursuant to this clause (a) shall not exceed, when taken together with all Investments made in reliance on Section 10.6(y), the greater of (x) $7,500,000 and (y) 6.50% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such Investment is made;
(b)    any Investment constituting cash or Cash Equivalents at the time such Investment is made;
(c)    (i) any transactions or Investments otherwise made in connection with the Transactions and (ii) any Investment or series of Investments by the Borrower or any Restricted Subsidiary in a Person that is engaged in a

Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary (and, if such entity does not constitute an Excluded Subsidiary, a Guarantor) or (2) if such Person does not become a Restricted Subsidiary or a Guarantor, the aggregate amount of Investments made under this clause (c)(ii) in respect of such Persons who do not become Restricted Subsidiaries or Guarantors does not exceed $5,000,000 (which outstanding amount shall be reduced if such Person later becomes a Restricted Subsidiary or a Guarantor), and, in each case, any Investment held by such Person (not acquired by such person in contemplation of such Permitted Acquisition); provided that, subject to the Borrower’s right to make an LCT Election with respect to any Limited Condition Transaction, in which case, Section 1.12(b) shall apply, (i) no Event of Default shall have occurred and be continuing, and (ii) the Borrower shall be in Pro Forma Compliance with the Financial Covenant, determined.
(d)    any Investment in securities or other assets not constituting cash or Cash Equivalents that is received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;
(e)    (i) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.6 and (ii) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;
(f)    any Investment acquired by the Borrower or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(g)    Hedging Obligations permitted under Section 10.1 and Cash Management Services;
(h)    guarantees of Indebtedness permitted under Section 10.1 and Investments to the extent constituting Permitted Liens;
(i)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 10.14 (except transactions described in clause (b) of such paragraph);
(j)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;
(k)    loans and advances to or guarantees of Indebtedness of officers, directors, managers, and employees not to exceed $1,000,000 at any time outstanding;
(l)    Investments consisting of extensions of trade credit in the ordinary course of business;
(m)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(n)    non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(o)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;
(p)    the licensing and contribution of Intellectual Property pursuant to joint development, venture or marketing arrangements with other Persons, in the ordinary course of business;
(q)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(r)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;
(s)    so long as no Event of Default shall have occurred and be continuing, other Investments made with any portion of the Available Amount; and
(t)    so long as no Event of Default shall have occurred and be continuing at the time of such Investment, the Borrower or any Restricted Subsidiary may make additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio is not greater than 4.00:1.00;
(u)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (u), that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $15,000,000 and (b) 12.5% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (u) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above (to the extent such Investment would otherwise be permitted thereunder at such time) and shall cease to have been made pursuant to this clause (u) for so long as such Person continues to be a Restricted Subsidiary;
(v)    advances of payroll payments to employees in the ordinary course of business;
(w)    accounts receivable arising in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;
(x)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;
(y)    Investments in Similar Businesses and joint ventures in an aggregate amount not to exceed, when taken together with all Investments made in reliance on the proviso in Section 10.6(a), the greater of (x) $7,500,000 and (y) 6.50% of Consolidated EBITDAR for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such Investment is made.
For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the last sentence of the definition of Investment.
10.7    Limitation on Prepayments of Junior Debt. The Borrower will not, and will not permit any Restricted Subsidiaries to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of any Junior Debt of the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Debt except for:

(a)    Refinancing Indebtedness, Permitted Junior Lien Refinancing Debt, Permitted Unsecured Refinancing Debt or a Permitted Junior Financing,
(b)    (x) payments of regularly scheduled interest and payment of principal on the scheduled maturity date of any Junior Debt and (y) payments pursuant to customary asset sale provisions, change of control offers or event of default provisions that provide for the prior repayment in full of such Junior Debt,
(c)    the conversion of any Junior Debt to Capital Stock (other than Disqualified Stock) of the Borrower or any Restricted Subsidiary,
(d)    so long as no Event of Default shall have occurred and be continuing at the time of declaration thereof, the Borrower or any Restricted Subsidiary may make additional payments or distributions in respect of Junior Debt prior to its scheduled maturity so long as, after giving effect to such payments or distribution on a Pro Forma Basis, the Consolidated Total Leverage Ratio is not greater than 3.00:1.00,
(e)    so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom at the time of declaration thereof and (y) after giving effect to such payments or distributions on a Pro Forma Basis, the Consolidated Total Leverage Ratio is not greater than 4.00:1.00, the Borrower or any Restricted Subsidiary may make payments or distributions in respect of Junior Debt with the Available Amount; and
(f)    payments or distributions in amounts that would otherwise have been permitted to be made as Restricted Payments; provided that any such prepayment shall constitute a utilization of the applicable Restricted Payment capacity.
For purposes of determining compliance with this covenant, in the event that a proposed payments or distributions in respect of Subordinated Indebtedness (or portion thereof) meets the criteria of clauses (a) through (f) above, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such payments or distributions in respect of Subordinated Indebtedness (or portion thereof) among such clauses (a) through (f) in a manner that otherwise complies with this covenant.
10.8    Limitation on Subsidiary Distributions; Negative Pledge. The Borrower will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(a)    (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;
(b)    make loans or advances to the Borrower or any Restricted Subsidiary;
(c)    sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary; or
(d)    create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents;
except for such encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)    purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iii)    Requirements of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;
(iv)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(v)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;
(vi)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);
(vii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(viii)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(ix)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Capital Stock issued thereby;
(x)    customary provisions contained in leases, sub‑leases, licenses, sub‑licenses or similar agreements, in each case, entered into in the ordinary course of business;
(xi)    prohibitions and restrictions contained in any Franchise Agreement; and
(xii)    any encumbrances or restrictions of the type referred to in clauses (a), (b), (c) and (d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower’s boards of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not impair the Borrower’s ability to pay their respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).
10.9    Consolidated Total Leverage Ratio. Commencing on the last day of the second full fiscal quarter following the Closing Date, solely with respect to the Revolving Credit Facility, the Borrower will not permit the Consolidated Total Leverage Ratio as of the last day of any Test Period to be greater than, for any fiscal quarter ending on or about the date set forth below, the ratio set forth below opposite such date (the “Financial Covenant”) (provided that the provisions of this Section 10.9 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans that are outstanding is equal to or less than 25% of the Revolving Credit Facility):

Fiscal Quarter	Consolidated Total Leverage Ratio
September 30, 2018	6.75:1.00
December 31, 2018	6.00:1.00
March 31, 2019	6.00:1.00
June 30, 2019	6.00:1.00
September 30, 2019	6.00:1.00
December 31, 2019	5.25:1.00
March 31, 2020	5.25:1.00
June 30, 2020	5.25:1.00
September 30, 2020	5.25:1.00
December 31, 2020	4.75:1.00
March 31, 2021	4.75:1.00
June 30, 2021	4.75:1.00
September 30, 2021	4.75:1.00
December 31, 2021	4.00:1.00
March 31, 2022	4.00:1.00
June 30, 2022	4.00:1.00
September 30, 2022	4.00:1.00
December 31, 2022 and each fiscal quarter ending thereafter	4.00:1.00

10.10    [Reserved].
10.11    [Reserved].
10.12    Accounting Changes. The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, make any change in the determination of its fiscal year; provided that the fiscal year of any Person acquired in connection with an acquisition permitted hereunder (including the Acquisition) shall be permitted to change its fiscal year to match the determination of the fiscal year of the Borrower.
10.13    Limitation on Sales and Leasebacks. None of the Borrower or any Restricted Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Restricted Subsidiary shall sell, lease or otherwise transfer any of its property, whether now owned or hereafter acquired, and whereby the Borrower or any Restricted Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred, unless (i) both before and after giving effect thereto, no Event of Default exists or would result therefrom and (ii) the Net Cash Proceeds of such transaction are applied in accordance with Section 5.2.
10.14    Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, conduct any transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of $1,000,000 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction, unless, for any individual transaction or series of related transactions, such transaction or transactions shall be on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s‑length transaction with a Person that is not an Affiliate, as determined by the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) transactions permitted by Section 10.5, (b) consummation of the Transactions and the payment of the Transaction Expenses, (c) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (d) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent not prohibited by Section 10, (e) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and the Subsidiaries, (g) transactions undertaken pursuant to membership in a purchasing consortium, (h) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (i) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, and (j) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof.
10.15    Modifications of Organizational Documents and Junior Debt. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change any term or condition of any Junior Debt Documentation or any of its Organizational Documents in any manner that is (x), taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders or (y) in the case of any Junior Debt Documentation in respect of Junior Debt that is subject to an intercreditor agreement to which the Administrative Agent is a party, prohibited by such intercreditor agreement.
10.16    Sanctions. The Credit Parties will not request any Loan or Letter of Credit, and the Credit Parties shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of the Loans or Letters of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 11.    Events of Default.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), Section 9.5 (solely with respect to the Borrower), Section 9.12(d) or Section 10; provided that any default under Section 10.9 shall not constitute an Event of Default with respect to the Term Loans and the Term Loans may not be accelerated as a result thereof until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders (such period commencing with a default under Section 10.9 and ending on the date on which the Required Revolving Credit Lenders with respect to the Revolving Credit Facility terminate and accelerate the Revolving Loans); or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in excess of the Threshold Amount in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the Threshold Amount in the aggregate that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)) the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness or Indebtedness under customary high-yield bridge facilities that becomes due as the result of the issuance or obtaining replacement financing or the commitments with respect to which are cancelled, or (b) without limiting the provisions of clause (a) above, as a result of any default in the observance or performance of any agreement under which any such Indebtedness was created, Indebtedness (other than the Obligations) in excess of the Threshold Amount in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the Threshold Amount in the aggregate that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)) prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or Indebtedness under customary high-yield bridge facilities that becomes due as the result of the issuance or obtaining replacement financing, including equity issuances, proceeds of asset dispositions or the commitments with respect to which are cancelled, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or
11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, the Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States

Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, provisional liquidator, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding‑up, strike-off, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Material Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian, judicial manager, compulsory manager, receiver, receiver manager, trustee, provisional liquidator, liquidator, administrator, administrative receiver or similar Person for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or
11.6    ERISA. An ERISA Event or a Foreign Plan Event shall have occurred and such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
11.7    Credit Documents. Other than as not prohibited hereunder, this Agreement or any other Credit Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Administrative Agent, the Lenders, the other Secured Parties or their respective Related Parties) or any Credit Party shall deny or disaffirm in writing any such Credit Parties obligations under any Credit Documents; or
11.8    Guarantee. Other than as not prohibited hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee;
11.9    Pledge Agreement. Other than as not prohibited hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Administrative Agent or any Lender or solely as a result of the Administrative Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or
11.10    Security Agreement. Other than as not prohibited hereunder, the Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Administrative Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Administrative Agent’s failure to file a Uniform Commercial Code continuation statement)) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Document; or
11.11    Judgments. One or more final non-appealable judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the Threshold Amount in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or
11.12    Change of Control. A Change of Control shall occur.
11.13    Remedies Upon Event of Default. If an Event of Default occurs and is continuing (other than in the case of an Event of Default under Section 11.3(a) with respect to any default of performance or compliance with the covenant under Section 10.9), the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement: (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment, of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind, (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective Reimbursement Obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent shall occur automatically without the giving of any such notice. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.9 and at any time thereafter during the continuance of such event, the Administrative Agent shall, upon the written request of the Required Revolving Credit Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment of each Lender, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law). On or after the date on which the Required Revolving Credit Lenders have, by written request to the Administrative Agent, elected to take the action under clause (ii) above as a result of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.9, the Required Term Loan Lenders may, upon the written request of the Required Term Loan Lenders to the Administrative Agent, elect to declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law).
11.14    Application of Proceeds. Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:
(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;
(ii)    second, to the Secured Parties, an amount (x) equal to all Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such monies shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and
(iii)    third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Borrower for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (iii) above. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
Section 12.    The Agents.
12.1    Appointment, Authorization and Action.
(a)    Each Lender and each Letter of Credit Issuer hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Credit Documents and each Lender and each Letter of Credit Issuer authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Letter of Credit Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Credit Documents.
(b)    As to any matters not expressly provided for herein and in the other Credit Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Credit Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Letter of Credit Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Letter of Credit Issuer with respect to such action or (ii) is contrary to this Agreement or any other Credit Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Credit Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Letter of Credit Issuer (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Letter of Credit Issuer other than as expressly set forth herein and in the other Credit Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Credit Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of the Joint Lead Arrangers and Joint Bookrunners shall have obligations or duties whatsoever in such capacity under this Agreement or any other Credit Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim under Sections 13.5) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuer or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Credit Documents (including under Section 13.5). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Letter of Credit Issuer in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuer, and none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions, except, in each case, solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article,. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Credit Documents, to have agreed to the provisions of this Article.
12.2    Administrative Agent’s Reliance, Indemnification, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Credit Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Letter of Credit Issuer, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Sections 6 or 7 or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, the Administrative Agent (i) shall treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 13.6, (ii) shall rely on the Register to the extent set forth in Section 13.6(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Letter of Credit Issuer and shall not be responsible to any Lender or Letter of Credit Issuer for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Credit Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Letter of Credit Issuer, may presume that such condition is satisfactory to such Lender or Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or Letter of Credit Issuer sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).
12.3    Posting of Communications.
(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Letter of Credit Issuer by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Letter of Credit Issuer and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Letter of Credit Issuer and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY JOINT BOOKRUNNER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY LETTER OF CREDIT ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
Solely for purposes of this Section 12.3, “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender and each Letter of Credit Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender and Letter of Credit Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Letter of Credit Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, the Letter of Credit Issuer and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Letter of Credit Issuer to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
12.4    The Administrative Agent Individually.
(a)    With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Letter of Credit Issuer, as the case may be. The terms “Letter of Credit Issuer”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Letter of Credit Issuer or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to ac-count therefor to the Lenders or the Letter of Credit Issuer.
12.5    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Letter of Credit Issuer and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank with an office in New York, New York. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Credit Documents.
(b)    Notwithstanding paragraph (a) of this Section 10.5, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Letter of Credit Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Section 12 and Section 13.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
12.6    Acknowledgements of Lenders and Letter of Credit Issuer.
(a)    Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Credit Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
12.7    Collateral and Guarantee Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 13.8 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Hedging Agreement the obligations under which constitute Secured Hedging Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Credit Document. By accepting the benefits of the

Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or Hedging Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Credit Documents and agreed to be bound by the Credit Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.2(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
12.8    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.2 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
12.9    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not to or for the benefit of the Borrower or any other Credit Party, that:
(i)    none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, or any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Joint Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
12.10    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non‑appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.10. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.10 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non‑appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.10 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.10 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
12.11    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.11. The agreements in this Section 12.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 12.11, the term Lender includes the Letter of Credit Issuer.
12.12    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent (or any sub‑agent thereof) under any Credit Document (i) upon the final Maturity Date and the payment in full (or cash collateralization) of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made and Secured Hedge Obligations and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)) and Section 10.2(d) or if required under the terms of any lease, easement, right of way or similar agreement effecting the property provided such lease, easement, right of way or similar agreement constitutes a Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement.
The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.12, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrower to the Administrative Agent under this Section 12.12 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents.
12.13    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
12.14    Intercreditor Agreement Governs. The Administrative Agent and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent to enter into each intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent to enter into any intercreditor agreement that includes, or to amend any then existing-intercreditor agreement to provide for, the terms described in the definition of Credit Agreement Refinancing Indebtedness or Permitted Other Indebtedness, as applicable.
Section 13.    Miscellaneous.
13.1    Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or 2.15 or the fifth, sixth, seventh, eighth and ninth paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) of this Section 13.1, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may,

or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) increase the Commitment of any Lender, forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or the scheduled termination date of the Commitment of any Lender or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee hereunder (other than as a result of waiving the applicability of any post‑default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein or amend Section 5.3, Section 13.8(a) or Section 11.14, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 (solely with respect to any Letter of Credit issued on the Closing Date) or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then‑current Administrative Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letter of Credit Issuer, or (v) release all or substantially all of the Guarantors under the Guarantee (except as not prohibited by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as not prohibited by the Security Documents or this Agreement) without the prior written consent of each Lender, or (vi) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the written consent of each Lender directly and adversely affected thereby, or (vii) reduce the percentages specified in the definitions of the term Required Lenders or Required Revolving Credit Lenders or Required Term Loan Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender directly and adversely affected thereby.
Notwithstanding anything to the contrary in this Section 13.1, in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lenders of the same Class (other than because of its status as a Defaulting Lender).

Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 10.9 (or the defined terms to the extent used therein but not as used in any other Section of this Agreement) or Section 11 (solely as it relates to Section 10.9).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such Incremental Term Loans and the Revolving Credit Loans.
The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) any Cash Collateralized Letter of Credit pursuant to arrangements reasonably acceptable to the Letter of Credit Issuer and (z) Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise no longer being required to be a Guarantor hereunder. The Lenders hereby authorize the Administrative Agent and the Administrative Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or refinancing facility pursuant to Section 2.14 or Section 2.15, as applicable (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or refinancing facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as determined by the Administrative Agent and the Borrower) or (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuer in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.10, 9.11 and 9.13 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or electronic mail transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower, the Administrative Agent, the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and the Letter of Credit Issuer.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone or written acknowledgment (including by electronic mail); and (D) if delivered by electronic mail, when sent (provided that (x) if the sender receives electronic notification that the message containing such notice or other communication is undeliverable (which shall not include an “out of office” or similar message, such notice or other communication shall not be deemed given or made, as applicable, and (y) if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered, received or given (as applicable) at the opening of business on the next Business Day for the recipient; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification.
(a)    The Borrower agrees (i) to pay or reimburse each of the Agents (promptly upon written demand (with reasonably supporting detail if the Borrower shall so request)) for all their reasonable and documented out‑of‑pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), and, if reasonably necessary, one counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all their reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all actual and direct losses (other than lost profits), claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (and the reasonable and documented out‑of‑pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction

(which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law relating in any way to the Borrower or any of its Subsidiaries or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach (or, in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party, a breach in bad faith) of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non‑appealable judgment of a court of competent jurisdiction or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower or their respective Restricted Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non‑Tax claim.
(b)    No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non‑appealable judgment of a court of competent jurisdiction.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below and Section 12.2(b), any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the relevant Person shall have the right to withhold their consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)    the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (1) for an assignment of Term Loans only, to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) for an assignment of Loans or Commitments to any Person that would otherwise be permitted to be an assignee pursuant to this Section 13.7(b) if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing or (3) for an assignment of Term Loans only, unless any Borrower has already objected thereto by delivering written notice to the Administrative Agent, within ten Business Days after the receipt of a written request for consent thereto; and
(B)    the Administrative Agent (not to be unreasonably withheld or delayed) and, with respect to Revolving Credit Commitments and Revolving Credit Loans only, the Letter of Credit Issuer (not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent or the Letter of Credit Issuer shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Disqualified Lender or Defaulting Lender and (ii) with respect to the Revolving Credit Commitments, the Borrower or any of their Subsidiaries. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not be payable in the case of assignments by any Agent or any of its Affiliates;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms (as required under Section 5.4(e));

(E)    any assignment to the Borrower or any Subsidiary shall also be subject  to the requirements of Section 13.6(h).
For the avoidance of doubt, the Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Disqualified Lender.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. In case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iv)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer, the Administrative Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, the assignee’s completed Administrative Questionnaire and applicable Tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 3.3(c) or (f), 2.4(b) or 12.10, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)    (i)    Any Lender may, without the consent of the Borrower or the Administrative Agent or the Letter of Credit Issuer, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement

(including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender shall be responsible for the indemnity under Section 13.5(a) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (v) of the second proviso to Section 13.1 that would require the consent of such Participant if such Participant was a Lender. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participant. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effect the provisions of Section 2.12(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non‑public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
(h)    Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower or any Restricted Subsidiary and (y) the Borrower and any Restricted Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non‑pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent; provided that any Loans or Commitments acquired by the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon the acquisition thereof.
13.7    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender or an Affiliate of a Lender and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non‑Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least the Lenders holding a majority of the aggregate Commitments of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non‑Consenting Lender grants such consent) to (x) replace such Non‑Consenting Lender by requiring such Non‑Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it); provided that (a) all Obligations hereunder of the Borrower owing to such Non‑Consenting Lender being replaced shall be paid in full to such Non‑Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non‑Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non‑Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non‑Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
13.8    Adjustments; Set‑off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set‑off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set‑off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Administrative Agent.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)    consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)    (i)    the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s‑length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);
(i)    in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees, or any other Person;
(ii)    neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;
(iii)    the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
(iv)    neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that they will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non‑public information provided to any Restricted Person by or on behalf of any Credit Party or its Subsidiaries in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or the Transactions or the other transactions contemplated hereby or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16 or any other confidentiality obligation owed to the Borrower or any of its Affiliates, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective Subsidiaries or Affiliates, (e) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non‑confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees and other Restricted Persons within its control), and (ii) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents (in each case, subject to your consent after you have had a reasonable opportunity to review any such materials prior to such disclosure, such consent not to be unreasonably withheld or delayed). Notwithstanding anything contained in this Section 13.16 or in any Credit Document to the contrary, no such disclosure shall be made to any Disqualified Lender.

13.17    Direct Website Communications. The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non‑excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii)  the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e‑mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e‑mail address.
(a)    The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non‑appealable judgment of a court of competent jurisdiction.
(c)    The Borrower and each Lender acknowledge that certain of the Lenders may be “public‑side” Lenders (Lenders that do not wish to receive material non‑public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to he Borrower may be posted on that portion of the Platform designated for such public‑side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a),(b) and (d).
13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
13.19    Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent, Letter of Credit Issuer and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent, Letter of Credit Issuer or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent, the Letter of Credit Issuer or such Lender. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent in Dollars, the Administrative Agent agrees to return the amount of any excess to the Borrower (or any other Person who may be entitled thereto under applicable law). The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.
13.20    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.21    No Fiduciary Duty. Each Agent, each Lender, each Letter of Credit Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s‑length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equity holders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.22    [Reserved].
13.23    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
13.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any parties to any Credit Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
DEL FRISCO’S RESTAURANT GROUP, INC.
as the Borrower

By:	/s/ Norman J. Abdallah Name: Norman J. Abdallah Title: President and Chief Executive Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as the Administrative Agent

By:	/s/ Heather Aguilar Name: Heather Aguilar Title: Authorized Signer
JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Heather Aguilar Name: Heather Aguilar Title: Authorized Signer

[Signature Page to Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Ravi Pillay Name: Ravi Pillay Title: Authorized Signatory

[Signature Page to Credit Agreement]